Exhibit 10.2

INTABEX TERM LOAN CREDIT AGREEMENT

dated as of

February 6, 2023

among

PYXUS HOLDINGS, INC.,

as Borrower,

INTABEX NETHERLANDS B.V.,

THE PARENT GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

and

ALTER DOMUS (US) LLC,

as Administrative Agent and Senior Collateral Agent

i

SCHEDULE 3.12:	Material Real Property
SCHEDULE 3.13:	Subsidiaries
SCHEDULE 3.20:	Insurance
SCHEDULE 6.01:	Permitted Investments

EXHIBIT A:	Administrative Questionnaire
EXHIBIT B:	Form of Assignment and Acceptance
EXHIBIT C:	Form of Borrowing Request
EXHIBIT D-1 – D-4:	Forms of U.S. Tax Compliance Certificates
EXHIBIT E:	[Reserved]
EXHIBIT F:	Form of Compliance Certificate
EXHIBIT G-1:	Form of Intercompany Note (Intercompany Loans made by a Loan Party)
EXHIBIT G-2:	Form of Intercompany Note (Intercompany Loans made to a Loan Party by a Subsidiary of the Borrower that is a non-Loan Party)

INTABEX TERM LOAN CREDIT AGREEMENT, dated as of February 6, 2023 (this “Agreement”), among PYXUS HOLDINGS, INC., a Virginia corporation, as borrower (the “Borrower”), PYXUS INTERNATIONAL, INC. (formerly known as Pyxus One, Inc.), a Virginia corporation (“New Pyxus Topco”), PYXUS PARENT, INC., a Virginia corporation (“New Pyxus Parent”), INTABEX NETHERLANDS B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with seat in Aalsmeer, the Netherlands, address at Schiphol Boulevard 359, D Tower 11th Floor, 1118 BJ Schiphol, the Netherlands and Trade Register number 34100480, (“Intabex”), the Lenders (as defined in Article I), and ALTER DOMUS (US) LLC, as administrative agent (in such capacity, and its successors, replacements and/or assigns in such capacity, the “Administrative Agent”) and as Senior Collateral Agent (as defined below).

PRELIMINARY STATEMENT

WHEREAS, immediately prior to giving effect to the Transactions (as defined below) on the Closing Date (as defined below), Lenders owned (directly or indirectly as an investment advisor, sub-advisor, or manager, as applicable, of the applicable beneficial owner) collectively (i) $216,763,900.93 of the outstanding principal amount of Existing Exit Term Loans (as defined below) (the “Assigned Exit Term Loans”, and such Lenders in such capacity, “Exchanging Exit Term Lenders”) and (ii) $100,000,000.00 of the outstanding principal amount of Existing Intabex Term Loans (as defined below) (the “Assigned Intabex Term Loans”, and such Lenders in such capacity, “Exchanging Intabex Term Lenders”);

WHEREAS, the Borrower has conducted exchange offers (the “Exchange Offer”) made to all lenders under (i) the Existing Exit Term Loan Credit Agreement (as defined below) pursuant to the Exchange Offer Notice distributed on January 19, 2023 (the “Offer Notice”) and (ii) the Existing Intabex Term Loan Credit Agreement (as defined below) pursuant to the Support Agreement (as defined below);

WHEREAS, each (i) Exchanging Exit Term Lender executed and delivered a signature page to the “Lender Consent and Exchange Offer Acceptance” attached as Exhibit A to the Offer Notice (the “Lender Consent”) and (ii) Exchanging Intabex Term Lender executed and delivered a signature page hereto pursuant to which such Exchanging Exit Term Lender or Exchanging Intabex Term Lender, as applicable, elected to, among other things, participate in the Exchange Offer;

WHEREAS, (i) upon the occurrence of the Closing Date, the Exchanging Exit Term Lenders shall assign the Assigned Exit Term Loans, which constitute 100% of the Existing Exit Term Loans, to the Borrower in exchange for (x) $87,033,114.71 in aggregate principal amount of Loans issued under this Agreement and (y) $130,549,672.07 in aggregate principal amount of loans issued under the New Pyxus Credit Agreement (as defined below), and (ii) upon the consummation of such exchanges, the Assigned Exit Term Loans shall be automatically and irrevocably canceled and extinguished, in each case pursuant to the terms of the Lender Consent, this Agreement and the New Pyxus Credit Agreement, as applicable (collectively, the “Exit Term Loan Exchange Transactions”);

WHEREAS, (i) upon the occurrence of the Closing Date and substantially concurrently with the effectiveness of the Exit Term Loan Exchange Transactions, the Exchanging Intabex Term Lenders shall assign the Assigned Intabex Term Loans, which constitute 100% of the Existing Intabex Term Loans, to the Borrower in exchange for $102,000,000.00 in aggregate principal amount of Loans issued under this Agreement and (ii) upon the consummation of such exchanges, the Assigned Intabex Term Loans shall be automatically and irrevocably canceled and extinguished, in each case pursuant to the terms of the Lender Consent and this Agreement (collectively, the “Intabex Term Loan Exchange Transactions”); and

WHEREAS, $189,033,114.71 in aggregate principal amount of Loans will be issued hereunder on the Closing Date in the Exit Term Loan Exchange Transactions and the Intabex Term Loan Exchange Transactions (the “Credit Facility”).

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Administrative Agent” shall mean PNC Bank, National Association, as administrative agent under the ABL Credit Agreement, and its successors, replacements and/or assigns in such capacity.

“ABL Collateral Agent” shall mean PNC Bank, National Association, as collateral agent under the ABL Credit Agreement, and its successors, replacements and/or assigns in such capacity.

“ABL Credit Agreement” shall mean that certain ABL Credit Agreement, dated as of February 8, 2022, among the Borrower, the guarantors party thereto, the lenders from time to time parties thereto, and PNC Bank, National Association, as administrative agent and collateral agent, providing for revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise and whether with the original lenders or otherwise) or refinanced, in each case, in whole from time to time with any other bona fide asset based credit facility, including any extension of the maturity thereof or increase in the available amount of borrowings thereunder.

“ABL Intercreditor Agreement” shall mean the amended and restated ABL/Term Loan/Notes Intercreditor Agreement, dated as of the Closing Date, among the Borrower, the Guarantors, the ABL Administrative Agent, the ABL Collateral Agent, the New Notes Trustee, the Administrative Agent, the New Pyxus Loan Administrative Agent, and the Senior Collateral Agent and the other parties from time to time party thereto.

“ABL Obligations” shall mean the Indebtedness and other obligations under the ABL Credit Agreement which are secured by a Lien on the Collateral permitted by clause (1) of the definition of Permitted Liens and any post-petition interest, fees and expenses at the applicable rate, whether or not allowed or allowable in an insolvency or bankruptcy proceeding (including claims disallowed as a result of the ABL Obligations and the Obligations being treated as part of the same class in any such insolvency or bankruptcy proceeding).

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean any Borrowing of an ABR Loan.

“ABR Loan” shall mean a Loan that bears interest at a rate based on the Alternate Base Rate.

“Acquired Debt” shall mean, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted Daily Simple SOFR” shall mean, an interest rate per annum equal to (a) the Daily Simple SOFR plus (b) the Credit Spread Adjustment.

“Adjusted Term SOFR Rate” shall mean, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period plus (b) the Credit Spread Adjustment.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent Fee Letter” shall mean the Fee Letter, dated as of the Closing Date, by and between Alter Domus (US) LLC and the Borrower.

“Agents” shall mean the Administrative Agent and the Senior Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted Term SOFR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate, as the case may be.

“AO Brazil” shall have the meaning assigned to such term in the definition of “Brazilian Fiduciary Assignment”.

“Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” shall mean:

(1) the sale, lease, conveyance or other disposition of any assets or rights by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower, the Parent Guarantors and their Restricted Subsidiaries, taken as a whole, shall be subject to Section 6.04 and not Section 6.09; and

(2) the issuance of Equity Interests by any of the Borrower’s Restricted Subsidiaries or the sale by the Borrower or any of its Restricted Subsidiaries of Equity Interests in any of the Borrower’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $20.0 million;

(2) a transfer of assets or rights between or among the Borrower, the Parent Guarantors and their Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Borrower or of a Parent Guarantor to the Borrower, any Parent Guarantor or to a Restricted Subsidiary of the Borrower or of a Parent Guarantor;

(4) the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out, obsolete, surplus, redundant or excess property or assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower, the Parent Guarantors and their Restricted Subsidiaries taken as whole);

(5) (a) the sale of accounts receivable permitted pursuant to clause (x) of the definition of Permitted Debt and (b) the sale of accounts receivable arising from sales of tobacco, which accounts receivable are sold pursuant to a factoring arrangement without recourse or securitization facilities consistent with past practice;

(6) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7) the granting of Liens not prohibited pursuant to Section 6.06;

(8) the sale or other disposition of cash or Cash Equivalents;

(9) a Restricted Payment that does not violate Section 6.01 or a Permitted Investment;

(10) Specified Sales;

(11) the sale, lease or other transfer of property or assets (a) to an unrelated party not in the ordinary course of business (other than Specified Sales), where and to the extent that they are the result of a Recovery Event or (b) the sale, lease or other transfer of machinery, parts and equipment no longer used or useful in the conduct of business of the Borrower, the Parent Guarantors or any of their Restricted Subsidiaries, as appropriate, in the Borrower’s or any Parent Guarantor’s reasonable discretion;

(12) dispositions resulting from any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower, the Parent Guarantors or their Restricted Subsidiaries to the extent such taking or condemnation would not, either individually or in the aggregate, reasonably be expected to result in a material adverse change in, or a material adverse effect on, the business, operations, property, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower, the Parent Guarantors and their Restricted Subsidiaries, taken as a whole; and

(13) any Corporate Restructuring Transactions.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.08.

“Bank Product Obligations” shall mean all obligations and liabilities (whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred) of the Borrower, any Parent Guarantor or any Restricted Subsidiary, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of, or in connection with any treasury, investment, depository, clearing house, wire transfer, cash management or automated clearing house transfers of funds services or any related services, to any person.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Benchmark” shall mean, initially, with respect to any SOFR Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate, or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.08.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Adjusted Daily Simple SOFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment; provided that, in the case of clause (ii) above, such adjustment shall not be in the form of an increase of the Interest Applicable Percentage;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent and the Borrower decide in their reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (in consultation with the Borrower) decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent and the Borrower decide in their reasonable discretion is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” shall mean, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein solely to the extent such event applies to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark solely to the extent that a public statement or publication of information set forth above has occurred with respect to all then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.08 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.08.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors, managing member or members or controlling committee of managing members of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Type made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a written request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Brazilian Fiduciary Assignment” shall mean the Brazilian law governed fiduciary assignment (alienação fiduciária) of shares (quotas) to be executed between Intabex and Alliance One Tabak International B.V., as pledgors, Alliance One Brasil Exportadora de Tabacos Ltda (“AO Brazil”), as the company, and the Senior Collateral Agent, as collateral agent, in respect of the fiduciary assignment by each of Intabex and Alliance One Tabak International B.V. of its shares (quotas) in AO Brazil, pursuant to Section 5.15.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business” shall mean any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any foreign jurisdiction.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City or Chicago are authorized or required by law, regulation or executive order to close; provided that, in relation to SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such SOFR Loan, or any other dealings of such SOFR Loan, any such day that is only an U.S. Government Securities Business Day.

“Calculation Date” shall have the meaning assigned to such term in the definition of “Fixed Charge Coverage Ratio”.

“Capital Lease Obligation” shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” shall mean:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” shall mean:

(1) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition (“Government Obligations”);

(2) Investments in deposits in (including money market funds of), or certificates of deposits, bankers’ acceptances, export notes, trade credit assignments, guarantees and instruments of a similar nature issued by, (i) any bank or trust company organized under the laws of the United States or any state thereof having capital and surplus in excess of $100,000,000, (ii) any international bank organized under the laws of any country which is a member of the OECD or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, or (iii) leading banks in a country where the Borrower, the Parent Guarantor or the Subsidiary making such Investment does business; provided, that all such Investments mature within 270 days of the date of such Investment; and provided, further, that all Investments pursuant to clause (iii) above are (A) solely of funds generated in the ordinary course of business by operations of the relevant investor in the country where such Investment is made, and (B) denominated in the currency of the country in which such Investment is made or in Dollars, UK pounds sterling, Euro, Japanese Yen, Hong Kong dollars or Chinese Renminbi;

(3) commercial paper maturing within 270 days and having one of the two highest ratings of either S&P, Moody’s or Fitch Investors’ Service, Inc.;

(4) money market funds (other than those referred to in clause (3) above) that have assets in excess of $2,000,000,000, are managed by recognized and responsible institutions and invest solely in obligations of the types referred to in clauses (1), (2)(i) and (ii) and (3) above;

(5) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or directly and fully guaranteed by the United States; and

(6) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any policy, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” shall be deemed to occur if:

(1) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any Permitted Holder or any combination of Permitted Holders, shall have acquired beneficial ownership of more than 50%, on a fully diluted basis, of the Voting Stock of New Pyxus Topco;

(2) a “change of control” (or similar event) shall have occurred under the ABL Credit Agreement, the New Pyxus Credit Agreement, the New Notes Indenture or any other Indebtedness for borrowed money permitted under Section 6.03 with an outstanding principal amount in excess of the Threshold Amount; or

(3) New Pyxus Topco ceases to own, directly or indirectly, 100% of the Equity Interests of the Borrower.

Notwithstanding the foregoing, any Corporate Restructuring Transactions shall not constitute a Change of Control pursuant to any of clauses (1) through (2) above.

“Closing Date” shall mean February 6, 2023.

“CME Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator that is mutually reasonably agreed by the Administrative Agent and the Borrower).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Collateral” shall mean any asset or property of the Borrower or any Guarantor securing, or purporting to secure, the Obligations pursuant to any Security Document, (i) including, for the avoidance of doubt, (x) the Equity Interests subject to the Tabak Dutch Pledge and the Equity Interests subject to the Brazilian Fiduciary Assignment and (y) any asset or property of the Borrower or any Guarantor on which a lien has been granted to secure obligations under any Junior Lien Debt, and (ii) excluding, for the avoidance of doubt, the Excluded Assets.

“Communication” shall have the meaning assigned to such term in Section 9.14.

“Confirmed Order” shall mean an order or other indication of interest, in accordance with industry standards, by a customer not an Affiliate of the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries which has been accepted in the ordinary course of business by representatives of the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries.

“Consolidated EBITDA” shall mean, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale or any other disposition of assets not constituting an Asset Sale for such period, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(5) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; minus

(6) any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; plus or minus (as applicable)

(7) non-cash items increasing or decreasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; plus

(8) one-time or non-recurring items decreasing such Consolidated Net Income for such period related to restructuring, asset impairment, reorganization, taxes or any other non-operating costs and expenses, including without limitation, professional fees, exit bankruptcy fees and financing fees, expenses, premiums and similar charges incurred in connection with the Transactions to the extent such items were actually deducted in computing such Consolidated Net Income;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends, plus, to the extent deducted in determining such net income (or net loss), the Transaction Costs and any costs incurred in connection with any Corporate Restructuring Transactions; provided that:

(1) all extraordinary gains (but not losses) and all gains (but not losses) realized in connection with any Asset Sale or any other disposition of assets not constituting an Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(2) the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3) solely for the purpose of determining the amount available for Restricted Payments under Section 6.01, the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4) the cumulative effect of a change in accounting principles will be excluded; and

(5) non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations (including the application of FASB ASC Topic 815) will be excluded.

“Consolidated Net Worth” shall mean, with respect to any specified Person as of any date, the sum of:

(1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (a) all write-ups subsequent to the date hereof in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person (other than purchase accounting adjustments made, in connection with any acquisition of any entity that becomes a consolidated Subsidiary of such Person after the date hereof, to the book value of the assets of such entity), (b) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (c) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth” shall mean with respect to any specified Person as of any date, the sum of (1) Consolidated Net Worth, minus (2) the amount of such Person’s intangible assets at such date, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), capitalized expenses, patents, trademarks, trade names, copyrights, franchises, licenses and deferred charges (such as, without limitation, unamortized costs and costs of research and development), all determined for such Person on a consolidated basis in accordance with GAAP.

“Corporate Restructuring Transactions” shall mean one or more series of intercompany transactions, whether consummated simultaneously or from time to time, that do not adversely impact in any material respect the structure, priority or aggregate value of the guarantees in respect of, and the Collateral that secures, the Obligations, provided that (A) any necessary replacement guarantee or Collateral (determined after giving effect to such transactions) with respect to the foregoing shall be subject to Section 9.09(c) and (B) in furtherance of the foregoing clause (A), the Borrower shall use commercially reasonable efforts to enter into local law pledge and security agreements in favor of the Senior Collateral Agent to the extent reasonably necessary to perfect Liens on any material Collateral governed by the laws of, or located in, any foreign jurisdiction on substantially the same basis as with respect to any Foreign Guarantor so replaced.

“Corresponding Tenor” shall mean, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding any business day adjustment) as such Available Tenor.

“Credit Facility” shall have the meaning assigned to such term in the Preliminary Statement.

“Credit Spread Adjustment” shall mean a percentage equal to 0.10%.

“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR.

“Deemed Capitalized Leases” shall mean obligations of the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries that are classified as “capital lease obligations” under GAAP due to the application of FASB ASC Topic 840 or any subsequent pronouncement having similar effect and, except for such regulation or pronouncement, such obligation would not constitute a Capital Lease Obligation.

“Default” shall mean any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) defaults in its obligation to make any Loan or fulfill any obligation required to be made or fulfilled by it hereunder in the case of any funding requirement within two Business Days of the date such Loans were required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Administrative Agent or any Loan Party in writing that it does not intend to satisfy any such obligations, (c) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that if a Lender would be a “Defaulting Lender” solely by reason of events relating to a parent company of such Lender or solely because a Governmental Authority has been appointed as receiver, conservator, trustee or custodian for such Lender, such Lender shall not be a “Defaulting Lender” if and for so long as such Lender confirms in writing, upon request by the Administrative Agent, that it will continue to comply with its obligations to make Loans and fulfill all other obligations required to be made and fulfilled by it hereunder, or (d) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action (as defined in Section 9.19).

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital

Stock, in whole or in part, on or prior to the date that is 91 days after the Stated Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower or any Parent Guarantor to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower or such Parent Guarantor may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.01 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower, the Parent Guarantors and their Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean (1) any Restricted Subsidiary of the Borrower or any Parent Guarantor or (2) any Subsidiary of the Borrower or any Parent Guarantor that guarantees or otherwise provides direct credit support for any Indebtedness of the Borrower or any Parent Guarantor, in each case, that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Dutch Loan Party” shall mean any Loan Party or Loan Parties organized or existing under the laws of the Netherlands.

“Dutch Parallel Debt” shall mean, in relation to an Underlying Debt, an obligation to pay the Senior Collateral Agent an amount equal to (and in the same currency as) the amount of that Underlying Debt.

“Electronic Copy” shall have the meaning assigned to such term in Section 9.14.

“Eligible Assignee” shall mean any commercial bank, insurance company, investment or mutual fund or other entity (but not any natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) that extends credit or invests in bank loans as one of its businesses; provided that in any event, “Eligible Assignee” shall not include (x) the Borrower, any Parent Guarantor or any of their Subsidiaries, subject to Section 9.04(k), or (y) any Defaulting Lender.

“Eligible Inventory” shall mean, as of any date, all inventory of the Borrower, any Parent Guarantor and any of their Restricted Subsidiaries, wherever located, valued in accordance with GAAP and shown on the balance sheet of the Borrower for the quarterly period most recently ended prior to such date for which internal financial statements of the Borrower are available.

“Eligible Receivables” shall mean, as of any date, all accounts receivable of the Borrower, any Parent Guarantor and any of their Subsidiaries arising out of the sale of inventory in the ordinary course of business, valued in accordance with GAAP and shown on the balance sheet of the Borrower for the quarterly period most recently ended prior to such date for which internal financial statements of the Borrower are available, including without limitation receivables and related proceeds of Alliance One International, LLC arising from the sale of tobacco financed by Eastern and Southern African Trade and Development Bank in connection with the Secured Pre-Shipment and Export Finance Facilities Agreement, as amended and restated by the Fourth Amendment and Restatement Agreement, dated on or about June 27, 2022, by and between Alliance One Tobacco (Malawi) Limited, Alliance One Tobacco (Tanzania) Limited and Alliance One Zambia Limited, as borrowers, Pyxus Parent and the Borrower, as parent guarantors, and Eastern and Southern African Trade and Development Bank, as mandated lead arranger, original lender, agent and security agent, providing for revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise and whether with the original lenders or otherwise) or refinanced, in each case, in whole from time to time with any other asset based revolving credit facility, including any extension of the maturity thereof or increase in the available amount of borrowings thereunder (the “TDB Facility”).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, written notices of noncompliance or violation, investigations and/or proceedings relating in any way to any noncompliance with, or liability arising under, Environmental Law or to any permit issued, or any approval given, under any Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Federal, state, foreign or local statute, law (including principles of common law), rule, regulation, ordinance, code, directive, judgment or order, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, relating to the protection of the environment, or of human health (as it relates to the exposure to Hazardous Materials) or to the presence, Release or threatened Release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock); provided that no Indebtedness of the Borrower or a Parent Guarantor shall constitute an Equity Interest by virtue of being convertible into Capital Stock.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any person, as defined in Section 3(9) of ERISA, that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower, any Parent Guarantor or any of their Subsidiaries under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean any one or more of the following:

(1) any Reportable Event;

(2) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(3) institution of proceedings by the PBGC, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(4) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under the Code or ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan, or that such filing may be made or a determination that any Plan is, or is expected to be, considered an at-risk plan or in endangered or critical status within the meaning of Title IV of ERISA;

(5) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(6) the complete or partial withdrawal of the Borrower, any Parent Guarantor or any of their Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, the insolvency or critical status under Title IV of ERISA of any Multiemployer Plan; or the receipt by the Borrower, any Parent Guarantor or any of their Subsidiaries or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from any of the Borrower, any Parent Guarantor or any of their Subsidiaries or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or

(7) the Borrower, any Parent Guarantor or any of their Subsidiaries or an ERISA Affiliate incurring any material liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Erroneous Payment” has the meaning assigned to it in Section 8.02(a).

“Erroneous Payment Notice” has the meaning assigned to it in Section 8.02(a).

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchanging Exit Term Lenders” shall have the meaning assigned to such term in the Preliminary Statement.

“Exchanging Intabex Term Lenders” shall have the meaning assigned to such term in the Preliminary Statement.

“Excluded Assets” shall have the meaning assigned to such term (or any similar term) in the Pledge and Security Agreement or in any other Security Document (including the UK Debenture).

“Excluded Subsidiary” shall mean any Subsidiary of the Borrower or a Parent Guarantor (a) that is prohibited by applicable law (whether on the Closing Date or thereafter) or contractual obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations, or if guaranteeing the Obligations would require governmental (including regulatory) or other third-party consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (b) with respect to which the Board of Directors of New Pyxus Topco determines in a commercially reasonable manner that the burden or cost or other consequences of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (c) with respect to which the provision or maintenance of a Guarantee by it could reasonably be expected to result in material adverse tax consequences to the Borrower, the Parent Guarantors or their Subsidiaries (as reasonably determined by New Pyxus Topco).

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 2.21(a)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(e), and (d) any withholding Taxes imposed under FATCA.

“Existing Exit Term Loan Credit Agreement” shall mean that certain Exit Term Loan Credit Agreement, dated as of August 24, 2020, by and among the Borrower, the guarantors party thereto, Alter Domus (US) LLC, as administrative agent and as collateral agent, and the several lenders from time to time party thereto, as amended, supplemented or otherwise modified from time to time immediately prior to giving effect to the Exit Term Loan Exchange Transactions.

“Existing Exit Term Loan Obligations” has the meaning assigned to the term “Obligations” under and as defined in the Existing Exit Term Loan Credit Agreement, whether or not allowed or allowable in an insolvency or bankruptcy proceeding (including claims disallowed as a result of the Existing Exit Term Loan Obligations and the Obligations being treated as part of the same class in any such insolvency or bankruptcy proceeding).

“Existing Exit Term Loans” shall have the meaning assigned to the term “Loans” in the Existing Exit Term Loan Credit Agreement.

“Existing Indebtedness” shall mean all Indebtedness of the Borrower, the Parent Guarantors and their Subsidiaries (other than the Credit Facility, the ABL Obligations, the New Pyxus Loan Obligations, the New Notes Obligations, the Existing Notes Obligations and lines of credit of Foreign Subsidiaries) in existence on the date hereof, until such amounts are repaid.

“Existing Intabex Term Loans” shall have the meaning assigned to the term “Loans” in the Existing Intabex Term Loan Credit Agreement.

“Existing Intabex Term Loan Credit Agreement” shall mean the Amended and Restated Term Loan Credit Agreement, effectuated pursuant to that certain Amendment and Restatement Agreement, dated as of June 2, 2022, by and among Intabex, as borrower, the guarantors party thereto, Alter Domus (US) LLC, as administrative agent and as collateral agent, and the several lenders from time to time party thereto.

“Existing Intabex Term Loan Obligations” has the meaning assigned to the term “Obligations” under and as defined in the Existing Intabex Term Loan Credit Agreement, whether or not allowed or allowable in an insolvency or bankruptcy proceeding (including claims disallowed as a result of the Existing Intabex Term Loan Obligations and the Obligations being treated as part of the same class in any such insolvency or bankruptcy proceeding).

“Existing Notes” shall mean the outstanding 10.000% Senior Secured First Lien Notes due 2024 issued by the Borrower pursuant to the Existing Notes Indenture.

“Existing Notes Collateral Agent” shall mean Wilmington Trust, National Association, in its capacity as collateral agent under the Existing Notes Indenture, and its successors, replacements and/or assigns in such capacity.

“Existing Notes Indenture” shall mean the Indenture, dated as of August 24, 2020, by and among the Borrower, the guarantors party thereto and Wilmington Trust, National Association, as trustee, collateral agent, registrar and paying agent, as modified by the First Supplemental Indenture, dated as of November 24, 2020, and the Second Supplemental Indenture, dated as of the Closing Date (the “Second Supplemental Indenture”).

“Existing Notes Obligations” has the meaning assigned to the term “Obligations” under and as defined in the Existing Notes Indenture, whether or not allowed or allowable in an insolvency or bankruptcy proceeding (including claims disallowed as a result of the Existing Notes Obligations and the Obligations being treated as part of the same class in any such insolvency or bankruptcy proceeding).

“Exit Term Loan Exchange Transactions” shall have the meaning assigned to such term in the Preliminary Statement.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of New Pyxus Topco (unless otherwise provided in this Agreement).

“FATCA” shall mean Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements (and any fiscal or regulatory legislation, rules or official administrative practices adopted) implementing any of the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the NYFRB, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If the Federal Funds Effective Rate is less than zero, it shall be deemed to be zero hereunder.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” of any person shall mean the chief financial officer, finance director, principal accounting officer, treasurer, assistant treasurer or controller of such person.

“Fiscal Year” shall mean the four consecutive fiscal quarters ending on March 31 of each calendar year.

“Fixed Amounts” shall have the meaning assigned to such term in Section 1.05(b).

“Fixed Charge Coverage Ratio” shall mean, with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings, borrowings under Seasonal Subsidiary Debt and Guarantees of Grower Indebtedness) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act, but giving effect to Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” shall mean with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense (other than interest expense in respect of letters of credit) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of New Pyxus Topco (other than Disqualified Stock) or to the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; minus

(5) to the extent added in consolidated interest expense in clause (3) above, contingent obligations so long as such obligations remain contingent; minus

(6) the interest income of such Person and its Restricted Subsidiaries for such period.

“Flood Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” shall mean 1.50%.

“Foreign Guarantor” shall mean any Subsidiary Guarantor that is a Foreign Subsidiary.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund), scheme or other similar program established or maintained outside the United States by the Borrower, any Parent Guarantor or any one or more of their Subsidiaries primarily for the benefit of employees of the Borrower, any such Parent Guarantor or such Subsidiaries residing outside the United States, which plan, fund, scheme or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean any Restricted Subsidiary of the Borrower or a Parent Guarantor that is not a Domestic Subsidiary.

“Forsyth County Facility” shall mean the fee owned facility located on Big Oaks Drive, in King, Forsyth County, North Carolina.

“Funded Debt” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money or advances; or

(2) evidenced by loan agreements, bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof).

For the avoidance of doubt, “Funded Debt” shall not include Hedging Obligations or Bank Product Obligations.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time (including applicable fresh-start accounting principles) provided, however, that lease liabilities and associated expenses recorded by the Borrower, the Parent Guarantors and their Subsidiaries pursuant to ASU 2016-02, Leases, shall not be treated as Indebtedness and shall not be included in consolidated interest expense or Fixed Charges, unless the lease liabilities would have been treated as Capital Lease Obligations under GAAP as in effect prior to the adoption of ASU 2016-02, Leases (in which case such lease liabilities and associated expenses shall be treated as Capital Lease Obligations, and the interest component of such Capital Lease Obligation shall be included in consolidated interest expense and Fixed Charges).

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other national or supra-national entity or body exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Grower Indebtedness” shall mean indebtedness incurred by tobacco farmers that supply tobacco to the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries for the purpose of financing the growing of tobacco crop.

“Guarantee” shall mean a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantee Agreement” shall mean the Guaranty Agreement, dated as of the Closing Date among the Borrower, the Guarantors from time to time party thereto and the Administrative Agent for the benefit of the Secured Parties.

“Guarantors” shall mean, collectively, the Subsidiary Guarantors and the Parent Guarantors.

“Hazardous Materials” shall mean any chemicals, materials, wastes, pollutants, contaminants, or substances in any form that are prohibited, limited or regulated pursuant to any Environmental Law by virtue of their toxic or otherwise deleterious characteristics, including without limitation any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas.

“Hedge Agreement” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement, or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements, or other interest or exchange rate or commodity price hedging agreements. Notwithstanding the foregoing, the term “Hedge Agreement” shall not include any other hedging agreements (or substantively equivalent derivative transactions) with respect to the Borrower’s or a Parent Guarantor’s Equity Interests.

“Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under any Hedge Agreement.

“Holding Company” shall mean any Person so long as such Person directly or indirectly holds 100% of the aggregate Voting Stock of New Pyxus Topco, and at the time such Person acquired such Voting Stock, no Person and no “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), including any such “group” acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any Permitted Holder or combination of Permitted Holders, shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate Voting Stock of such Person.

“Immaterial Subsidiary” shall mean, at any date of determination, any Subsidiary that is neither a Material Domestic Subsidiary nor a Material Foreign Subsidiary.

“Incremental Assumption Agreement” shall mean an incremental assumption agreement establishing the applicable Incremental Term Loans in form and substance satisfactory to the Incremental Term Lenders party thereto and the Borrower and reasonably satisfactory to the Administrative Agent.

“Incremental Term Lender” shall mean a Lender with an outstanding Incremental Term Loan.

“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.13(a).

“incur” shall have the meaning assigned to such term in Section 6.03.

“Incurrence Based Amounts” shall have the meaning assigned to such term in Section 1.05(b).

“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by or issued in exchange for bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale-and-leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations or other Bank Product Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP, but excluding Deemed Capitalized Leases. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of FASB ASC Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Intabex” shall have the meaning assigned to such term in the preamble.

“Intabex Dutch Pledge” shall mean the Dutch law governed pledge over shares dated the Closing Date between Alliance One International Holdings, Ltd., as pledgor, Intabex Netherlands B.V. as the company, and the Senior Collateral Agent, as collateral agent, in respect of the pledge by Alliance One International Holdings, Ltd. over its shares in Intabex Netherlands B.V.

“Intabex Term Loan Exchange Transactions” shall have the meaning assigned to such term in the Preliminary Statement.

“Intellectual Property Security Agreement” shall have the meaning assigned to such term in the Pledge and Security Agreement.

“Intercompany Note” shall mean (i), in the case of an intercompany loan made by a Loan Party, a promissory note evidencing such intercompany loan, duly executed and delivered substantially in the form of Exhibit G-1 (or such other form as shall be reasonably satisfactory to the Administrative Agent), with blanks completed in conformity herewith and (ii) in the case of an intercompany loan made to a Loan Party by a Restricted Subsidiary of the Borrower or any Parent Guarantor that is not a Loan Party, a promissory note evidencing such intercompany loan, duly executed and delivered substantially in the form of Exhibit G-2 (or such other form as shall be reasonably satisfactory to the Administrative Agent), with blanks completed in conformity herewith.

“Intercreditor Agreements” shall mean the ABL Intercreditor Agreement, the Intercreditor and Collateral Agency Agreement and any Junior Lien Intercreditor Agreement.

“Intercreditor and Collateral Agency Agreement” shall mean the Intercreditor and Collateral Agency Agreement, dated as of the Closing Date, among the Borrower, the Guarantors, the New Notes Trustee, the Administrative Agent, the New Pyxus Loan Administrative Agent, the Senior Collateral Agent (as defined therein) and the other parties from time to time party thereto.

“Interest” shall have the meaning assigned to such term in Section 2.06(b).

“Interest Applicable Percentage” shall mean, for any day, with respect to any SOFR Loan or ABR Loan, 8.00% per annum and 7.00% per annum, respectively.

“Interest Payment Date” shall mean, with respect to any SOFR Borrowing, the last day of the Interest Period of such SOFR Borrowing (and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date, and with respect to any ABR Borrowing, the last day of each March, June, September and December and the Maturity Date; provided, however, that if any Interest Payment Date would be a day other than a Business Day, such Interest Payment Date shall be the next preceding Business Day.

“Interest Period” shall mean, with respect to any SOFR Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, three or six months thereafter determined in accordance with (or as otherwise set forth in) Section 2.03; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” shall mean “inventory” as such term is defined in Article 9 of the UCC.

“Investments” shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Borrower or a Parent Guarantor such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Borrower or such Parent Guarantor, the Borrower or such Parent Guarantor will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s or such Parent Guarantor’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 6.01. The acquisition by the Borrower, a Parent Guarantor or any Restricted Subsidiary of the Borrower or a Parent Guarantor of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower, such Parent Guarantor or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined according to the final paragraph of Section 6.01. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“IRS” shall mean the United States Internal Revenue Service.

“Junior Lien” shall mean a Lien granted, or purported to be granted, at any time, upon any property of the Borrower, any Parent Guarantor or any Subsidiary Guarantor to secure Indebtedness, which Lien is junior to the Liens securing the Obligations pursuant to a Junior Lien Intercreditor Agreement.

“Junior Lien Collateral Agent” shall mean, in the case of any series of Junior Lien Debt, the trustee, collateral agent or representative of the holders of such series of Junior Lien Debt who is appointed (for purposes related to the administration of security interests) pursuant to the applicable Junior Lien Document governing such series of Junior Lien Debt, together with its successors and assigns in such capacity.

“Junior Lien Debt” shall mean any Funded Debt (including additional notes, and letter of credit and reimbursement obligations with respect thereto) that is secured by a Junior Lien and that was permitted to be incurred and permitted to be so secured under each applicable Loan Document; provided that in the case of any Indebtedness referred to in this definition:

(1) such Indebtedness does not have a maturity date or any mandatory or scheduled payments or sinking fund obligations prior to the Stated Maturity Date (except as a result of a customary change of control or asset sale repurchase offer provisions);

(2) on or before the date on which the first such Indebtedness is incurred by the Borrower or any Guarantor, the Borrower shall deliver to the Senior Collateral Agent and the ABL Collateral Agent complete copies of each applicable Junior Lien Document (which shall provide that each secured party with respect to such Indebtedness shall be subject to and bound by the Junior Lien Intercreditor Agreement), along with a certificate of a Responsible Officer certifying as to such Junior Lien Documents and identifying the obligations constituting Junior Lien Obligations;

(3) on or before the date on which any such Indebtedness is incurred by the Borrower or any Guarantor, such Indebtedness is designated by the Borrower, in a certificate of a Responsible Officer delivered to the Junior Lien Collateral Agent, the Senior Collateral Agent and the ABL Collateral Agent, as “Junior Lien Debt” under this Agreement;

(4) a Junior Lien Collateral Agent is designated with respect to such Indebtedness and executes and delivers the Junior Lien Intercreditor Agreement (including, as applicable, a joinder thereto) on behalf of itself and all holders of such Indebtedness; and

(5) all other requirements set forth in the Junior Lien Intercreditor Agreement as to the confirmation, grant or perfection of the Liens of the holders of Junior Lien Debt to secure such Indebtedness or obligations in respect thereof are satisfied.

For the avoidance of doubt, the ABL Obligations, the New Pyxus Loan Obligations, the New Notes Obligations and the Existing Notes Obligations shall not constitute Junior Lien Debt for purposes of this Agreement.

“Junior Lien Documents” shall mean, collectively, any indenture, note, security document and each of the other agreements, documents and instruments providing for or evidencing any Junior Lien Obligations, and any other document or instrument executed or delivered at any time in connection with any Junior Lien Obligations, to the extent such are effective at the relevant time, in each case as each may be amended, restated, supplemented, modified, renewed, extended or refinanced in whole or in part from time to time, and any other credit agreement, indenture or other agreement, document or instrument evidencing, governing, relating to or securing any Junior Lien Debt.

“Junior Lien Intercreditor Agreement” shall mean an intercreditor agreement which subordinates the Liens on the Collateral in favor of the holders of the Junior Lien Debt to the Liens on the Collateral in favor of the holders of the Obligations and the holders of the ABL Obligations, the New Pyxus Loan Obligations, and the New Notes Obligations (to the extent then outstanding) in form and substance materially consistent with prevailing market practice.

“Junior Lien Obligations” shall mean Junior Lien Debt and all other obligations in respect thereof including, without limitation interest and premium (if any), and all guarantees of any of the foregoing.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender Consent” shall have the meaning assigned to such term in the Preliminary Statement.

“Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“LLC Division” shall mean the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18.217 of the Delaware Limited Liability Company Act or a comparable provision of a different jurisdiction’s laws, as applicable.

“Loan Documents” shall mean this Agreement, the Security Documents, the Guarantee Agreement, the Agent Fee Letter, each Incremental Assumption Agreement, if any, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and each Lender Consent.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean any term loans made or deemed made by the Lenders to the Borrower pursuant to Section 2.01 or Section 2.13, as applicable.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean any event, change, condition, occurrence or circumstance which has had, or could reasonably be expected to have, either individually or in the aggregate, (a) a material adverse change in, or a material adverse effect on, the business, operations, property, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower, the Parent Guarantors and their Subsidiaries taken as a whole or (b) a material adverse effect (i) on the rights or remedies of the Lenders, the Administrative Agent or the Senior Collateral Agent hereunder or under any other Loan Document, (ii) on the ability of the Loan Parties taken as a whole to perform their obligations to the Lenders, the Administrative Agent or the Senior Collateral Agent hereunder or under any other Loan Document, or (iii) upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; provided that no effect on the business, assets, operations, financial condition or operating results of the Borrower, Parent Guarantors and the Subsidiaries as a result of the Coronavirus Disease 2019 (COVID-19) shall constitute a Material Adverse Effect under clause (a) of the definition thereof.

“Material Contract” shall mean any contract or other arrangement to which the Borrower, any Parent Guarantor or any of their Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Domestic Subsidiary” shall mean (i) any Domestic Subsidiary of the Borrower or any Parent Guarantor that guarantees or otherwise provides direct credit support for any Indebtedness of the Borrower or any Parent Guarantor, in each case that would constitute a “significant subsidiary” of the Borrower or such Parent Guarantor as defined in Rule 1.02 of Regulation S-X promulgated by the SEC except that for purposes of this definition all references in such Rule 1.02 to “ten percent (10%)” shall be deemed to be references to “five percent (5%)” and (ii) any Domestic Subsidiary of the Borrower or any Parent Guarantor that guarantees the ABL Obligations, the New Pyxus Loan Obligations, the New Notes Obligations or the Existing Notes Obligations.

“Material Foreign Subsidiary” shall mean any (i) Foreign Subsidiary of the Borrower or any Parent Guarantor that would constitute a “significant subsidiary” of the Borrower or such Parent Guarantor as defined in Rule 1.02 of Regulation S-X promulgated by the SEC except that for purposes of this definition all references in such Rule 1.02 to “ten percent (10%)” shall be deemed to be references to “five percent (5%)” and (ii) any Foreign Subsidiary of the Borrower or any Parent Guarantor that guarantees the ABL Obligations, the New Pyxus Loan Obligations, the New Notes Obligations or the Existing Notes Obligations.

“Material Real Property” shall mean for so long as such Real Property is owned by the Borrower or any Guarantor, the Value Added Processing Facility, the Forsyth County Facility, the Pitt County Facility, the Wilson County Facility and any other Real Property located in the United States and owned in fee simple by the Borrower or any Guarantor with a Fair Market Value (measured at the time of acquisition thereof) of more than $15,000,000.

“Maturity Date” shall mean the earlier of (i) December 31, 2027 (the “Stated Maturity Date”) and (ii) such earlier date on which the Loans shall become due and payable by acceleration or otherwise in accordance with the terms of this Agreement and the other Loan Documents.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.10.

“Minority Interest Consolidated Entity” shall mean any Person that is not a Subsidiary of the Borrower but is consolidated in the Borrower’s financial statements for purposes of GAAP.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” shall mean any deed of trust, mortgage, deed to secure debt, or other similar document creating a Lien on the Mortgaged Property in form and substance reasonably acceptable to the Borrower and in form reasonably acceptable to the Administrative Agent.

“Mortgage Policy” shall mean a title insurance policy (Form 2006).

“Mortgaged Property” shall mean any Material Real Property which is required to be encumbered by a Mortgage pursuant to the terms of this Agreement or any Security Document.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to (or to which there is or may be an obligation to contribute to) by the Borrower, any Parent Guarantor or any of their Subsidiaries or an ERISA Affiliate or with respect to which the Borrower, any Parent Guarantor or any of their Subsidiaries has any current liability (including on account of an ERISA Affiliate).

“New Notes” shall mean the Borrower’s 8.50% Senior Secured Notes due 2027, issued pursuant to the New Notes Indenture, including any additional notes that may be issued thereunder in compliance with the terms hereof.

“New Notes Collateral Agent” shall mean the Senior Collateral Agent, and its successors, replacements and/or assigns in such capacity.

“New Notes Indenture” shall mean the Indenture, dated as of the Closing Date, by and among the Borrower, the guarantors party thereto, Wilmington Trust, National Association, as trustee, registrar and paying agent and the Senior Collateral Agent.

“New Notes Obligations” shall have the meaning assigned to the term “Obligations” under and as defined in the New Notes Indenture, whether or not allowed or allowable in an insolvency or bankruptcy proceeding (including claims disallowed as a result of the New Notes Obligations and the Obligations being treated as part of the same class in any such insolvency or bankruptcy proceeding).

“New Notes Trustee” shall mean Wilmington Trust, National Association, as trustee under the New Notes Indenture and its successors, replacements and/or assigns in such capacity.

“New Pyxus Credit Agreement” shall mean the Pyxus Term Loan Credit Agreement, dated as of the Closing Date, among the Borrower, the guarantors party thereto, Alter Domus (US) LLC, as administrative agent and as the Senior Collateral Agent, and the several lenders from time to time party thereto.

“New Pyxus Loan Administrative Agent” shall mean Alter Domus (US) LLC, as administrative agent under the New Pyxus Credit Agreement, and its successors, replacements and/or assigns in such capacity.

“New Pyxus Loan Collateral Agent” shall mean the Senior Collateral Agent, and its successors, replacements and/or assigns in such capacity.

“New Pyxus Loan Obligations” shall have the meaning assigned to the term “Obligations” under and as defined in the New Pyxus Credit Agreement, whether or not allowed or allowable in an insolvency or bankruptcy proceeding (including claims disallowed as a result of the New Pyxus Loan Obligations and the Obligations being treated as part of the same class in any such insolvency or bankruptcy proceeding).

“New Pyxus Loans shall have the meaning assigned to the term “Loans” in the New Pyxus Credit Agreement.

“New Pyxus Parent” shall have the meaning assigned to such term in the preamble.

“New Pyxus Topco” shall have the meaning assigned to such term in the preamble.

“Notes Exchange Offer” shall mean the Borrower’s offer to exchange the Existing Notes for the New Notes as described in the Offering Memorandum.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“Obligations” shall mean (a) the due and punctual payment of (i) the principal of and interest on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower to any of the Secured Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (other than the Borrower’s Dutch Parallel Debt), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

“OECD” shall mean the Organization for Economic Cooperation and Development and any successor thereto.

“Offering Memorandum” shall mean the Confidential Offering Memorandum and Consent Solicitation Statement, dated January 5, 2023, relating to, among other things, the Borrower’s offer to exchange Existing Notes for the New Notes.

“Offer Notice” shall have the meaning assigned to such term in the Preliminary Statement.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“PACA” shall mean the Perishable Agricultural Commodities Act of 1980, as amended.

“Parent Guarantors” shall mean New Pyxus Topco and New Pyxus Parent, and their respective successors, and any other direct or indirect parent entities of the Borrower that provides a Guarantee in accordance with the terms hereof.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“Payment in Full” or “Paid in Full” shall mean, with respect to the Obligations, payment in full in cash of all Obligations under the Loan Documents (other than contingent indemnification obligations and other obligations not then payable which expressly survive termination and as to which no claim has been asserted).

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.

“Permitted Advances on Purchases of Tobacco” shall mean advances of cash or crop-related materials made by the Borrower, a Parent Guarantor or any of their Restricted Subsidiaries to growers and other suppliers of tobacco (including Affiliates) and tobacco growers’ cooperatives in the ordinary course of business to finance the growing or processing of tobacco only to the extent that the aggregate principal amount of such advances outstanding at any time to any Person and such Person’s Affiliates does not exceed 30% of the Consolidated Tangible Net Worth of the Borrower for the most recently ended fiscal quarter for which internal financial statements are available.

“Permitted Business” shall mean any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Borrower, the Parent Guarantors and their Restricted Subsidiaries are engaged on the Closing Date.

“Permitted Debt” shall have the meaning assigned to such term in Section 6.03(b).

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be commercially reasonable.

“Permitted Holders” shall mean each of (i) Glendon Capital Management LP, Monarch Alternative Capital LP, Owl Creek Asset Management, L.P. and Intermarket Corporation and any Affiliate of the foregoing, and any fund managed by any of the foregoing or any Affiliate thereof, (ii) any Person who is acting solely as an underwriter in connection with a public or private offering of Equity Interests of New Pyxus Topco or any of its direct or indirect parent companies, acting in such capacity, (iii) any “group” (within the meaning of Rules 13(d)(3) and 13(d)(5) under the Exchange Act as in effect on the Closing Date) of which any of the foregoing are members and any member of such group; provided that in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in clauses (i) and (ii), collectively, have beneficial ownership of more than 50% of the total Voting Stock of New Pyxus Topco or any of its direct or indirect parent companies held by such group and (iv) any Holding Company.

“Permitted Investments” shall mean:

(1) any Investment in the Borrower, in a Parent Guarantor or in their Restricted Subsidiaries;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Borrower or a Parent Guarantor; or

(b)

such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower, a Parent Guarantor or any of their Restricted Subsidiaries;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.09 or any other disposition of assets not constituting an Asset Sale, other than pursuant to clause (8) of the second sentence of the definition of “Asset Sale”;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of New Pyxus Topco;

(6) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9) loans and advances to growers and other suppliers of tobacco (including Affiliates) in the ordinary course of its business in an aggregate outstanding principal amount consistent with past practice of the Borrower, the Parent Guarantors and their Affiliates;

(10) repurchases of any Loans, New Pyxus Loans or New Notes that are approved by the Board of Directors of New Pyxus TopCo;

(11) any guarantee and any guarantee of Indebtedness permitted to be incurred pursuant to Section 6.03;

(12) any Investment existing on, or made pursuant to binding commitments existing on, the date hereof and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date hereof; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date hereof or (b) as otherwise permitted under this Agreement;

(13) Investments acquired after the date hereof as a result of the acquisition by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries of another Person, including by way of a merger, amalgamation or consolidation with or into the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries in a transaction that is not prohibited by Section 6.04 after the date hereof to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(14) Investments made in the ordinary course of such Person’s business in export notes, trade credit assignments, bankers’ acceptances, guarantees and instruments of a similar nature issued in connection with the financing of international trading transactions by:

(a)

any commercial bank or trust company (or any Affiliate thereof) organized under the laws of the United States of America, any state thereof, or the District of Columbia having capital and surplus in excess of $100.0 million; or

(b)

any international bank organized under the laws of any country which is a member of the OECD or a political subdivision of any such country, and having a combined capital and surplus in excess of $100.0 million;

(15) any Investment for consideration consisting of common stock of New Pyxus Topco and any other Investment for cash or Cash Equivalents, other securities or properties of the Borrower, a Parent Guarantor or any of their Restricted Subsidiaries (valued in good faith by the Board of Directors of New Pyxus Topco), the assumption of any Indebtedness (valued at the principal amount thereof), any other consideration (valued in good faith by the Board of Directors of New Pyxus Topco) or any combination of the foregoing; provided that (a) the aggregate value of all such consideration for all Investments of the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries made during any fiscal year, when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, shall not exceed 12.5% of Consolidated Tangible Net Worth as at the end of the previous fiscal year and (b) no Default or Event of Default shall exist immediately before or after giving effect to such Investment on a pro forma basis;

(16) any Investment in accounts receivable owing to the Borrower or a Parent Guarantor or any of their Restricted Subsidiaries, if created or acquired in the ordinary course of business consistent with past practice and payable or dischargeable in accordance with customary trade terms of the Borrower, such Parent Guarantor or such Restricted Subsidiary;

(17) the Borrower, the Parent Guarantors and their Restricted Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of the Borrower, such Parent Guarantor or such Restricted Subsidiary; and

(18) the Borrower, the Parent Guarantors and their Restricted Subsidiaries may make additional Investments described on Schedule 6.01.

“Permitted Liens” shall mean:

(1) (x) Liens securing Indebtedness permitted by the terms of this Agreement to be incurred pursuant to clause (i)(A) of the definition of Permitted Debt, (y) Liens securing Indebtedness permitted by the terms of this Agreement to be incurred pursuant to clauses (i)(B) through (E) of the definition of Permitted Debt and/or (z) Liens securing Hedging Obligations and/or securing Bank Product Obligations, in each case, subject to the terms of the ABL Intercreditor Agreement and the Intercreditor and Collateral Agency Agreement, as applicable;

(2) Liens to secure Indebtedness permitted by clause (iii) of the definition of Permitted Debt;

(3) Junior Liens securing Junior Lien Obligations permitted by clause (xvii) of the definition of Permitted Debt;

(4) Liens in favor of the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries;

(5) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or the Parent Guarantors or is merged with or into or consolidated with the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Borrower or a Parent Guarantor or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Borrower or a Parent Guarantor or is merged with or into or consolidated with the Borrower, any Parent Guarantor or any Restricted Subsidiary of the Borrower or a Parent Guarantor;

(6) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries and not created in contemplation of such event;

(7) any Lien existing on any asset prior to the acquisition thereof by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries and not created in contemplation of such event;

(8) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of Indebtedness), statutory obligations, and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

(9) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the definition of Permitted Debt covering only the assets acquired with or financed by such Indebtedness;

(10) Liens existing on the date hereof (other than Liens on assets of Foreign Subsidiaries securing foreign lines of credit of such Foreign Subsidiaries and Liens securing Indebtedness and other obligations incurred pursuant to clause (i) of the definition of Permitted Debt);

(11) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(12) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(13) Permitted Encumbrances and zoning restrictions, easements, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property or other minor encumbrances or irregularities of title which do not materially impair the use of any material property in the operation of the business of the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries or the value of such property for the purpose of such businesses or which are being contested in good faith by appropriate proceedings;

(14) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that:

(a)

the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof);

(b)

the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(c)	the new Lien is not senior in priority to the Lien it is replacing; and

(d)	the original Lien was not incurred under clause (1), (21) or (22) of this definition of Permitted Liens;

(15) Liens (not securing Indebtedness) which are incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old-age pensions, social security and public liability laws and similar legislation;

(16) attachment, judgment or similar Liens arising in connection with court proceedings; provided, that the execution or other enforcement of such Liens with respect to judgments or decrees involving in the aggregate a liability of $40.0 million or more is effectively stayed, the claims secured thereby are being actively contested in good faith by appropriate proceedings and the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries, as the case may be, shall have set aside on its books, if required by GAAP, appropriate reserves for such Liens;

(17) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(18) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(19) any Lien securing any obligations and liabilities arising under or in connection with any cash management arrangements entered into prior to, on or after the date hereof, including, without limitation, any netting or set-off system for the calculation of interest with respect to debit balances and credit balances under such arrangements; provided that the assets subject to any such Lien shall be limited to the assets held from time to time at the financial institution providing such cash management arrangements;

(20) Liens arising in the ordinary course of business solely with respect to cash and Cash Equivalents in favor of a creditor depositary institution solely by virtue of any statutory or common law provision relating to banker’s liens (including but not limited to, in relation to any Dutch Loan Party, any (i) netting arrangements/agreements and/or cash pooling arrangements (overeenkomst rente- en saldocompensatie) entered into by a Dutch Loan Party and their Dutch bank(s) and any Liens granted in relation thereto, and (ii) right of pledge and set off of any account bank under and pursuant to its general banking conditions (algemene bankvoorwaarden) or similar conditions), rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with such creditor depository institution, provided that such deposit account is not intended by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries, as the case may be, to provide collateral to the depository institution;

(21) Liens not otherwise permitted under Section 6.06 with respect to obligations that do not exceed $20.0 million at any one time outstanding;

(22) (x) any Lien on the assets of a Foreign Subsidiary and (y) Permitted Receivables Liens securing Indebtedness permitted by clause (xiv) of the definition of Permitted Debt;

(23) (a) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries or (ii) secure any Indebtedness for borrowed money or (b) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(24) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries in the ordinary course of business not prohibited by this Agreement to the extent such Liens do not attach to any assets other than the goods subject to such arrangements and are not intended as security for financing transactions; and

(25) any Lien on accounts receivable arising from transactions permitted by the terms of this Agreement to be incurred pursuant to clause (x) of the definition of Permitted Debt and/or transactions permitted under clause (5) in the exclusion in the definition of Asset Sales.

“Permitted Loan Purchase” shall have the meaning assigned to such term in Section 9.04(k).

“Permitted Payments to Parent” shall mean:

(1) payments to any direct or indirect parent companies of the Borrower (including any Parent Guarantor) in amounts required to pay fees and expenses (including franchise or similar Taxes) required to maintain their corporate existence, to pay customary salary, bonus and other benefits payable to officers and employees of any such parent of the Borrower and to pay general corporate overhead expenses of any such parent of the Borrower (including relating to such parent’s financial reporting obligations); and

(2) for so long as the Borrower is a member of a group filing a consolidated or combined tax return with such parent companies, payments to such parent companies in respect of an allocable portion of the Tax liabilities of such group that is attributable to New Pyxus Topco, the Borrower and their Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant Tax (including any penalties and interest) that New Pyxus Topco or the Borrower would owe if New Pyxus Topco or the Borrower were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of Tax attributes (such as net operating losses) of the Parent Guarantors, the Borrower and such Subsidiaries from other taxable years and (ii) the net amount of the relevant Tax that such parent companies actually owe to the appropriate Governmental Authority. Any Tax Payments received from New Pyxus Topco or the Borrower shall be paid over to the appropriate Governmental Authority within 30 days of such parent companies’ receipt of such Tax Payments or refunded to New Pyxus Topco or the Borrower, as applicable.

“Permitted Receivables Liens” shall mean Liens on accounts receivable of Alliance One International, LLC and related collections accounts securing, and financed by, Indebtedness of Foreign Subsidiaries incurred under the TDB Facility pursuant to clause (xiv) of the definition of Permitted Debt.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness (including any interest that is paid in kind) and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is, (a) equal to or greater than the final maturity and Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the Stated Maturity Date;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Credit Facility (other than the Existing Notes Obligations), such Permitted Refinancing Indebtedness is subordinated in right of payment to the Credit Facility on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is (i) incurred either by the Borrower, a Parent Guarantor or a Restricted Subsidiary of the Borrower or a Parent Guarantor that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, (ii) guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (iii) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is secured, not secured by any assets that do not secure such Indebtedness.

“Person” or “person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited partnership, limited liability partnership, limited or unlimited liability company or government or other entity.

“Pitt County Facility” shall mean the fee owned facility located on 8958 & 8846 West Marlboro Road, in Farmville, in Pitt County, North Carolina.

“Plan” shall mean an “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) maintained, sponsored or contributed to by the Borrower, any Parent Guarantor or any of their Subsidiaries or with respect to which the Borrower, any Parent Guarantor or any of their Subsidiaries has any liability (including on account of an ERISA Affiliate).

“Platform” shall have the meaning assigned to such term in Section 9.01.

“pledge” shall include any pledge or charge of any asset.

“Pledge and Security Agreement” shall mean the Pledge and Security Agreement, dated as of the Closing Date, by and among the Borrower, the Guarantors party thereto and the Senior Collateral Agent for the benefit of the Senior Holders.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent)); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Cost Savings” shall mean, with respect to any four-quarter period, the reduction in net costs and expenses that:

(1) were directly attributable to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date, and that would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act;

(2) were actually implemented prior to the Calculation Date, in connection with or as a result of an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that are supportable and quantifiable by the underlying accounting records; or

(3) relate to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that are reasonably expected to be realized within 12 months of the date of the closing of the acquisition, Investment, disposition, merger, consolidation or discontinued operation or specified action.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Qualifying Equity Interests” shall mean Equity Interests of New Pyxus Topco other than Disqualified Stock.

“Real Property” of any Person shall mean all the right, title, and interest of such Person in and to land, improvements and fixtures thereon, including freeholds and Leaseholds.

“Recipient” shall mean (a) the Administrative Agent or (b) any Lender, as applicable.

“Recovery Event” shall mean the receipt by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Reference Time” shall mean with respect to any setting of the then-current Benchmark (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting or (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors (including its attorneys and financial advisors) of such person and such person’s Affiliates.

“Release” or “Released” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under applicable regulations.

“Required Lenders” shall mean, at any time, Lenders (other than Defaulting Lenders) having more than 50% of all Loans (other than those held by Defaulting Lenders) outstanding at such time.

“Requirement of Law” shall mean, as to any Person, each law, treaty, rule (including rule of public policy), regulation, statute, order, executive order, ordinance, decree, determination, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated, imposed or entered into or agreed by an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any person shall mean any executive officer, executive vice president or Financial Officer of such person and any other officer, director or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement (including, for the avoidance of doubt, any person designated as an “Authorized Person” by any Loan Party with respect to the Loan Documents).

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person shall mean any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless the context otherwise requires, Restricted Subsidiary refers to a Restricted Subsidiary of the Parent Guarantors or the Borrower.

“Return” shall have the meaning assigned to such term in Section 3.09.

“S&P” shall mean S&P Global Ratings, a division of S&P Global, Inc., or any successor thereto.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom (including by His Majesty’s Treasury of the United Kingdom) or (c) the Swiss government, including those administered by the Swiss State Secretariat for Economic Affairs and the Directorate of International Law.

“Seasonal Subsidiary Debt” shall mean seasonal Indebtedness (under bank facilities) incurred by the Restricted Subsidiaries of New Pyxus Topco (other than the Borrower or any other Parent Guarantor) and having maturities of no more than one year.

“SEC” shall mean U.S. Securities and Exchange Commission or any Governmental Authority succeeding to any or all of its functions.

“Second Supplemental Indenture” shall have the meaning assigned to such term in the definition of “Existing Notes Indenture”.

“Secured Parties” shall mean, collectively, (i) the Agents and (ii) the Lenders.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Pledge and Security Agreement, the ABL Intercreditor Agreement, the Intercreditor and Collateral Agency Agreement, any Junior Lien Intercreditor Agreement, the UK Debenture, the UK Trust Deed, the UK Share Charges, the Tabak Dutch Pledge, the Intabex Dutch Pledge, the Brazilian Fiduciary Assignment and all other security agreements, pledge agreements, collateral assignments, Mortgages, collateral trust or agency agreements, intercreditor agreements, control agreements or other grants or transfers for security executed and delivered by the Borrower or any Guarantor creating (or purporting to create) a Lien upon any asset in favor of the Senior Collateral Agent, for the benefit of any of the Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the applicable Intercreditor Agreements.

“Senior Collateral Agent” shall mean Alter Domus (US) LLC, (x) in its capacity as shared collateral agent for the Secured Parties pursuant to the Security Documents, together with its successors and assigns in such capacity and (y) in its capacity as collateral agent under the Tabak Dutch Pledge and the Brazilian Fiduciary Assignment, together with its successors and assigns in such capacity, as applicable. For the avoidance of doubt, the Senior Collateral Agent will also be serving as the shared collateral agent for the holders of the New Notes Obligations and the New Pyxus Loan Obligations pursuant to the Intercreditor and Collateral Agency Agreement, except with respect to the Tabak Dutch Pledge and the Brazilian Fiduciary Assignment.

“Senior Holders” shall have the meaning assigned to such term in the Intercreditor and Collateral Agency Agreement.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” shall mean any Borrowing of a SOFR Loan.

“SOFR Interest” shall have the meaning assigned to such term in Section 2.06(b).

“SOFR Loan” shall mean a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of the term “Alternate Base Rate”.

“SOFR Rate Day” shall have the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Specified Sales” shall mean (1) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business and (2) the conversion of cash into Cash Equivalents or Cash Equivalents into cash.

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date hereof (or, if later, the initial date of entry into such documentation), and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” shall mean, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” shall mean each Subsidiary of New Pyxus Topco (other than the Borrower and any other Parent Guarantor) listed on Schedule 1.01(a), and each other Restricted Subsidiary of New Pyxus Topco that is or becomes a party to the Guarantee Agreement pursuant to Section 5.13, and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of this Agreement.

“Support Agreement” shall mean the Support and Exchange Agreement, dated as of December 22, 2022, by and among the Parent Guarantors, the Borrower, certain Lenders and the other parties from time to time party thereto.

“Tabak Dutch Pledge” shall mean the Dutch law governed pledge over shares dated as of the Closing Date between Intabex, as pledgor, Alliance One International Tabak B.V., as the company, and the Senior Collateral Agent, as collateral agent, in respect of the pledge by Intabex over its shares in Alliance One International Tabak B.V.

“Tax Payment” shall have the meaning assigned to such term in the definition of “Permitted Payments to Parent”.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR Determination Day” shall have the meaning assigned to such term in the definition of Term SOFR Reference Rate.

“Term SOFR Rate” shall mean, with respect to any SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” shall mean, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Threshold Amount” shall mean $40,000,000.

“Transaction Costs” shall mean all losses, charges, costs or expenses related to the Transactions.

“Transactions” shall mean, collectively, the consummation of the transactions contemplated by the Offering Memorandum, including (i) the consummation of exchange offers described therein, including the Exit Term Loan Exchange Transactions and the Intabex Term Loan Exchange Transactions, (ii) the entry into the new debt instruments (and amendments to existing debt instruments) contemplated thereby, including this Agreement, the New Notes Indenture and New Pyxus Credit Agreement, (iii) all transactions relating to the foregoing and (iv) the payment of fees and expenses related thereto.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted Term SOFR Rate and the Alternate Base Rate.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.20(e).

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UK Debenture” shall mean the English law governed debenture dated the Closing Date between Alliance One International Holdings, Ltd. and Pyxus Agriculture Holdings Limited, as chargors, and the Senior Collateral Agent, as collateral agent.

“UK Legal Reservations” shall mean, in the case of any UK Loan Party or any Loan Document governed by English law or to which a UK Loan Party is party: (i) the principle that certain remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors; (ii) the time barring of claims under applicable limitation laws and defences of acquiescence, set off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void; (iii) the principle that in certain circumstances Collateral granted by way of fixed charge may be recharacterised as a floating charge or that Collateral purported to be constituted as an assignment may be recharacterised as a charge; (iv) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void; (v) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; (vi) the principle that the creation or purported creation of Collateral over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Collateral has purportedly been created; (vii) similar principles, rights and defences under the laws of any relevant jurisdiction; (viii) the making or the procuring of the appropriate registrations, filing, endorsements, notarization, stampings and/or notifications of the Security Documents and/or the Collateral created thereunder and (ix) any other matters which are set out as qualifications or reservations (however described) as to matters of law in any legal opinion delivered to the Administrative Agent or Senior Collateral Agent pursuant to any Loan Document.

“UK Loan Party” and “UK Loan Parties” shall mean any Loan Party or Loan Parties organized or existing under the laws of the United Kingdom, including of England and Wales or Scotland.

“UK Perfection Requirement” shall mean any registration, filing, endorsement, notarization, stamping, notification or other action or step to be made or procured in any jurisdiction in order to create, perfect or enforce the Lien created by a Security Document and/or to achieve the relevant priority for the Lien created thereunder.

“UK Security Documents” shall mean the Security Documents governed by the laws of the United Kingdom, including England and Wales and Scotland.

“UK Share Charges” shall mean the English law governed share charges dated the Closing Date between (1) Alliance One International LLC (as chargor) and the Senior Collateral Agent (as collateral agent); and (2) the Borrower (as chargor) and the Senior Collateral Agent (as collateral agent).

“UK Trust Deed” shall mean the English law governed security trust deed dated the Closing Date between the Borrower and the Senior Collateral Agent, as collateral trustee.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncommitted Inventories” shall mean tobacco inventories for which the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries has not received a Confirmed Order, which such inventories are reflected on the books and records of the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries as uncommitted inventories in accordance with GAAP.

“Underlying Debt” shall mean, in relation to the Borrower and each Guarantor and at any given time, each obligation (whether present or future, actual or contingent) owing by the Borrower or any Guarantor to a Lender under the Loan Documents (including, for the avoidance of doubt, any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of any Loan Document, in each case whether or not anticipated as of the date of this Agreement) excluding the Borrower’s and each Guarantor’s Dutch Parallel Debts.

“Unfunded Pension Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower or a Parent Guarantor that is designated by the Board of Directors of New Pyxus Topco as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of New Pyxus Topco, but only to the extent that such Subsidiary:

(1) except as permitted under Section 6.05, is not party to any agreement, contract, arrangement or understanding with the Borrower, any Parent Guarantor or any Restricted Subsidiary thereof unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower, such Parent Guarantor or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower or such Parent Guarantor;

(2) is a Person with respect to which neither the Borrower, any Parent Guarantor nor any of their Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Value Added Processing Facility” shall mean the tobacco processing facility located along Baldree Road and Wilco Boulevard in Wilson, North Carolina.

“Voting Stock” of any specified Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Domestic Subsidiary of such Person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose Equity Interest is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of New Pyxus Topco with respect to the preceding clauses (i) and (ii), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower, the Parent Guarantors and their Subsidiaries under applicable law).

“Wilson County Facility” shall mean the fee owned facility located on Old Stantonsburg Road in Wilson, Wilson County, North Carolina.

“Withholding Agent” shall mean any Loan Party or the Administrative Agent.

SECTION 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or other agreement shall mean such document or other agreement as amended, restated, supplemented or otherwise modified from time to time. The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered to the Lenders prior to the Closing Date (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, (i) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared without giving effect to any election under FASB ASC 825 (or any similar accounting principle permitting a Person to value its financial liabilities at the fair value thereof), and (ii) no Person that is a Minority Interest Consolidated Entity shall be consolidated with the Borrower, the Parent Guarantors and their Subsidiaries for purposes of such financial statements.

SECTION 1.03 Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

SECTION 1.04 LLC Division. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (including any LLC Division, or any comparable event under a different jurisdiction’s laws, as applicable): (a) if any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person, and (b) if any new person comes into existence, such new person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.05 Calculations; Etc.

(a) Any calculation or measure that is determined with reference to the Borrower’s and/or the Restricted Subsidiaries’ financial statements (including, without limitation, Consolidated EBITDA, consolidated interest expense, Consolidated Net Income, Consolidated Net Worth, Consolidated Tangible Net Worth, Eligible Inventory, Eligible Receivables, Fixed Charge Coverage Ratio, Fixed Charges and clause (iii)(A) of the second paragraph under Section 6.01(a)) may be determined with reference to New Pyxus Topco’s financial information at the election of New Pyxus Topco.

(b) Notwithstanding anything to the contrary herein with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under a restrictive covenant that does not require compliance with a financial ratio or test (including, without limitation, any Fixed Charge Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

SECTION 1.06 Dutch Terms. Without prejudice to the generality of any provision in this Agreement, where it relates to a Loan Party that is incorporated under the laws of the Netherlands, a reference to:

(a) unless a contrary indication appears, a director, means a managing director (bestuurder) and board of directors means its managing board (bestuur);

(b) an officer shall mean any board member authorized to represent the Borrower;

(c) its constitutional documents includes its deed of incorporation (akte van oprichting), its articles of association (statuten) and an extract from the trade registry (handelsregister) kept by the Chamber of Commerce (Kamer van Koophandel) relating to that person, as in force from time to time;

(d) a security interest, security or lien includes any mortgage (hypotheek), pledge (pandrecht) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(e) a liquidation, administration or dissolution includes being declared bankrupt (faillissement) and dissolution (ontbinding);

(f) bankruptcy includes voorlopige surseance van betaling, surseance van betaling and faillissement;

(g) a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(h) [reserved]

(i) an attachment includes a conservatoir beslag and executoriaal beslag;

(j) an administrator, liquidator, receiver, or custodian includes a bewindvoerder and a curator; and

(k) an insolvency proceeding shall not include a stille bewindvoering.

ARTICLE II

The Credits

SECTION 2.01 Exchanges.

(a) Subject to the terms and conditions set forth herein, on and subject to the occurrence of the Closing Date, each Lender (i) hereby assigns to the Borrower, on a cashless basis, the aggregate principal amount of Existing Exit Term Loans and Existing Intabex Term Loans held by such Lender under the Existing Exit Term Loan Credit Agreement and the Existing Intabex Term Loan Credit Agreement, respectively, in exchange for an aggregate principal amount of Loans, in each case as set forth opposite such Lender’s name on Schedule 2.01 and (ii) shall automatically be deemed to have made a Loan to the Borrower in the principal amount set forth opposite such Lender’s name on Schedule 2.01. Loans deemed made under this Section 2.01 and repaid or prepaid may not be reborrowed.

(b) Notwithstanding anything to the contrary in the Existing Intabex Term Loan Credit Agreement, the Borrower and each Exchanging Intabex Term Lender (who collectively constitute the “Required Lenders” as defined therein) hereby consent to the assignment of the Assigned Intabex Term Loans to the Borrower as provided herein.

(c) The Borrower, Intabex and each Exchanging Intabex Term Lender agree that, immediately upon consummation of the exchanges described in this Section 2.01 together with the payment in cash by the Borrower to be made on or prior to the Closing Date on account of any other Existing Intabex Term Loan Obligations, (i) the Existing Intabex Term Loans and Existing Intabex Term Loan Obligations will be automatically and irrevocably canceled and extinguished and (ii) the Existing Intabex Term Loan Credit Agreement and all related loan documents shall be terminated.

(d) The Borrower and each Exchanging Exit Term Lender agree that, immediately upon consummation of the exchanges described in this Section 2.01 and in Section 2.01 of the New Pyxus Credit Agreement, together with the payment in cash by the Borrower to be made on or prior to the Closing Date on account of any other Existing Term Loan Obligations and the Existing Intabex Term Loan Obligations, (i) the Existing Exit Term Loans and Existing Exit Term Loan Obligations will be automatically and irrevocably canceled and extinguished and (ii) the Existing Exit Term Loan Credit Agreement and all related loan documents shall be terminated.

SECTION 2.02 Loans.

(a) Each Loan made (or deemed made) on the Closing Date shall be made as part of a Borrowing consisting of Loans made (or deemed made) by the Lenders in the amounts set forth in Section 2.01; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

SECTION 2.03 Borrowing Procedure. In order to request the Borrowing to be made on the Closing Date, the Borrower shall deliver a fully executed Borrowing Request to the Administrative Agent by 2:00 p.m. New York City time, not less than one Business Day before such proposed Borrowing. Such Borrowing Request shall be irrevocable (but subject to the consummation of the Transactions), and shall specify the following information: (1) whether the Borrowing then being requested is to be a SOFR Borrowing or an ABR Borrowing;(2) the date of such Borrowing (which shall be a Business Day); and (3) if such Borrowing is to be a SOFR Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any SOFR Borrowing is specified in any such notice, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender as provided in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made or exchanged hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower, any Parent Guarantor or any Subsidiary Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. In the event of any conflict between the accounts maintained pursuant to paragraph (b) or (c) above, the accounts maintained by the Administrative Agent pursuant to paragraph (c) shall control.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05 Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Agent Fee Letter at the times and in the amounts specified therein.

SECTION 2.06 Interest on Loans.

(a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Alternate Base Rate plus the Interest Applicable Percentage in effect from time to time (such interest, “ABR Interest”).

(b) Subject to the provisions of Section 2.07, the Loans comprising each SOFR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Interest Applicable Percentage in effect from time to time (such interest, “SOFR Interest”, and together with ABR Interest, “Interest”).

(c) Interest on each Loan shall be payable in cash in arrears on each Interest Payment Date. The applicable Alternate Base Rate or Adjusted Term SOFR Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07 Default Interest. At all times during which an Event of Default is continuing, the Borrower shall pay interest on all unpaid Obligations hereunder at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to 2.00% per annum above the then-applicable rate.

SECTION 2.08 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.08, if:

(i) (x) the Administrative Agent determines (A) prior to the commencement of any Interest Period for a SOFR Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period and (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR for such Interest Period, and (y) the Administrative Agent (at the direction of the Required Lenders) and the Borrower jointly elect to replace the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable; or

(ii) (x) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a SOFR Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period and (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing and (y) the Administrative Agent (at the direction of the Required Lenders) and the Borrower jointly elect to replace the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new notice pursuant to Section 2.10, any notice pursuant to Section 2.10 that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall instead be deemed to be a notice pursuant to Section 2.10 for an ABR Borrowing. If any SOFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.08(a) with respect to a rate applicable to such SOFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new notice pursuant to Section 2.10, any SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) a Borrowing bearing interest based upon the Adjusted Daily Simple SOFR, if the Adjusted Daily Simple SOFR is not also the subject of Section 2.08(a)(i) or (ii) above and such joint election is made or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.08(a)(i) or (ii) above or such joint election is not made, on such day.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then, (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2)

of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, in connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document (other than as provided in the definition of Benchmark Replacement Conforming Changes).

(d) The Administrative Agent will promptly (and in any event within five (5) Business Days) notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.08.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for any conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have made a request for a conversion to (A) a Borrowing of Loans bearing interest based on the Adjusted Daily Simple SOFR, if Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the rate applicable to such SOFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.08, any SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) a Borrowing of Loans bearing interest based on the Adjusted Daily Simple SOFR, if Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.

(g) Notwithstanding anything herein or in any other Loan Document to the contrary, the Administrative Agent shall consider in good faith any proposal reasonably requested by the Borrower and not adverse to the Lenders that is intended to ensure a Benchmark Replacement pursuant to this Section 2.08 meets the standards set forth in United States Treasury Regulations Section 1.1001-6 (or any successor United States Treasury Regulations or other official IRS guidance promulgated that expands upon or supersedes such United States Treasury Regulations), such that the use of such Benchmark Replacement would not be treated as a “significant modification” (and therefore not an exchange) of any Loans for purposes of United States Treasury Regulations Section 1.1001-3.

SECTION 2.09 Termination of Commitment to Exchange. The Lenders’ commitment to exchange their Existing Exit Term Loans and Existing Intabex Term Loans shall be automatically terminated immediately after the exchange of the requisite amount of Loans pursuant to Section 2.01 on the Closing Date.

SECTION 2.10 Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior, irrevocable, written notice to the Administrative Agent (a) not later than 11:00 a.m., New York City time, on one Business Day prior to the date of conversion, to convert any SOFR Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a SOFR Borrowing or to continue any SOFR Borrowing as a SOFR Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any SOFR Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any SOFR Borrowing (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iii) if any SOFR Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(iv) any portion of a Borrowing of any Loans maturing or required to be repaid in less than one month may not be converted into or continued as a SOFR Borrowing;

(v) any portion of a SOFR Borrowing that cannot be converted into or continued as a SOFR Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

(vi) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a SOFR Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a SOFR Borrowing or an ABR Borrowing and (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day). The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any SOFR Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued as a SOFR Borrowing with an Interest Period of one month.

SECTION 2.11 Repayment of Borrowings.

(a) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the Maturity Date, the aggregate principal amount of all Loans outstanding on such date, together with accrued and unpaid interest thereon to but excluding the date of such payment.

(b) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12 Optional Prepayment.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon prior written notice to the Administrative Agent received before 11:00 a.m., New York City time at least three Business Days’ in advance of the prepayment date in the case of SOFR Loans, or at least one Business Day in advance of the prepayment date in the case of ABR Loans; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 or, if less, the entire principal amount thereof then outstanding.

(b) Optional prepayments of Loans shall be paid to the Lenders in accordance with their respective pro rata share of the outstanding Loans at the time.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing in the amount stated therein on the date stated therein; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13 Incremental Term Loans.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request additional loans to be made hereunder from one or more Incremental Term Lenders (which may but need not include any existing Lender) willing to provide such loans in their sole discretion; provided, that the Administrative Agent shall have a right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to any prospective lender’s provision of such loans if such consent would be required under Section 9.04(b) for an assignment of Loans to such prospective lender. Such notice shall set forth (i) the amount of Loans being requested, (ii) the date on which such Loans are requested to be made (or commitments therefor established) and (iii) whether such Loans will have terms identical to (other than in respect of any fees relating thereto) any class of Loans outstanding at such time or different from all classes of Loans outstanding at such time (any such loans advanced pursuant to this Section 2.13, “Incremental Term Loans”).

(b) The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent and the Incremental Term Lenders shall reasonably specify to evidence the commitment of such Incremental Term Lender to advance any such Incremental Term Loans.

(c) Notwithstanding the foregoing, no Incremental Term Loans shall be made hereunder unless immediately after giving effect thereto such Loans are permitted to be incurred and outstanding under clause (iii) of the definition of Permitted Debt as of the date of incurrence.

(d) Notwithstanding anything to the contrary herein, the Borrower, the Administrative Agent and the applicable Incremental Term Lenders may amend or modify this Agreement and any other Loan Document to the extent necessary to incorporate the existence, structure (including as delayed draw commitments) and terms of any Incremental Term Loans (including to have such commitments or Loans included in the definition of Required Lenders, provide for tranche voting or form a single class with any Loans outstanding at such time). In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Loans shall be deemed, unless the context otherwise requires, to include references to any Incremental Term Loans that are Loans made pursuant to this Agreement.

SECTION 2.14 Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted Term SOFR Rate), shall subject any Lender or the Administrative Agent to any Taxes (other than (i) Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) Excluded Taxes) on its Loans or other obligations or its deposits, reserves, other liabilities or capital attributable thereto or shall impose on such Lender any other condition affecting this Agreement or SOFR Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any SOFR Loan or increase the cost to any Lender of purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender from time to time such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15 Change in Legality.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any SOFR Loan or to give effect to its obligations as contemplated hereby with respect to any SOFR Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that SOFR Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into SOFR Loans, whereupon any request for a SOFR Borrowing (or to convert an ABR Borrowing to a SOFR Borrowing or to continue a SOFR Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a SOFR Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding SOFR Loans made by it be converted to ABR Loans, in which event all such SOFR Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the SOFR Loans that would have been made by such Lender or the converted SOFR Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such SOFR Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each SOFR Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such SOFR Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16 Indemnity. The Borrower shall indemnify each Lender against any loss or expense (but not against any lost profits) that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any SOFR Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any SOFR Loan to an ABR Loan, or the conversion of the Interest Period with respect to any SOFR Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any SOFR Loan to be made by such Lender (including any SOFR Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment of any SOFR Loan required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the SOFR Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17 Pro Rata Treatment. Except as required under Section 2.15, Section 2.16 or in connection with a Permitted Loan Purchase, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective principal amounts of their outstanding Loans. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.18 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means (excluding means expressly contemplated elsewhere in this Agreement), obtain payment (voluntary or involuntary) in respect of any Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19 Payments.

(a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder and under any other Loan Document not later than 1:00 p.m., New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, but shall not be obligated to, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

SECTION 2.20 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction or withholding and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and if such Tax is an Indemnified Tax, then the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made.

(b) In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) that are payable or paid by the Administrative Agent or such Lender, as the case may be, or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes, Excluded Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or any other Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower or any other Loan Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.21 Assignment of Loans under Certain Circumstances; Duty to Mitigate.

(a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders or (v) any Lender becomes a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) or (v) above, all of its interests, rights and obligations with respect to the Loans that are the subject of the related consent, amendment, waiver or other modification or in respect of which such Lender is a Defaulting Lender, as the case may be) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Document (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed, and (z) the Borrower or such Eligible Assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.14, 2.16 and 2.20); provided, further, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under

Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification or shall cease to be a Defaulting Lender, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b) If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22 Dutch Parallel Debts.

(a) The Borrower and each Guarantor undertake with the Senior Collateral Agent to pay to the Senior Collateral Agent its Dutch Parallel Debts.

(b) Paragraph (a) of this Clause is:

(i) for the purpose of ensuring and preserving the validity and effect of the Security Documents governed by Dutch law; and

(ii) without prejudice to the other provisions of the Loan Documents.

(c) Each Dutch Parallel Debt is a separate and independent obligation and shall not constitute the Senior Collateral Agent and any Lender as joint creditors of any Underlying Debt.

SECTION 2.23 Dutch Parallel Debts Payment. Neither the Borrower nor any Guarantor shall be obliged to pay any Dutch Parallel Debt before the corresponding Underlying Debt has fallen due.

SECTION 2.24 Dutch Parallel Debts Application. Any payment made, or amount recovered, in respect of the Borrower’s or a Guarantor’s Dutch Parallel Debts shall reduce the Underlying Debts owed to a Lender by the amount which that Lender has received out of that payment or recovery under the Loan Documents.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Administrative Agent, the Senior Collateral Agent and each of the Lenders that:

SECTION 3.01 Company Status. Each Loan Party (a) is a duly organized, incorporated, established and validly existing Business in good standing (or the foreign equivalent, if any) under the laws of the jurisdiction of its organization, incorporation and establishment (in each case, to the extent each such concept exists in such jurisdiction), (b) has the requisite organizational and constitutional power and authority to own its material property and assets and to transact the business in which it is engaged and presently proposes to engage and (c) is duly qualified and is authorized to do business and is in good standing (or the foreign equivalent, if any) in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except, in the case of this clause, for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02 Power and Authority. Has the requisite organizational and constitutional power and authority to execute, deliver and perform the terms and provisions of each of the Loan Documents to which it is party and has taken all necessary Business action to authorize the execution, delivery and performance by it of each of such Loan Documents. Each Loan Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights, (b) equitable principles (regardless of whether enforcement is sought in equity or at law) and (c) in the case of each UK Loan Party and UK Security Document, the UK Legal Reservations and the UK Perfection Requirements.

SECTION 3.03 No Violation. Neither the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (a) will contravene any Requirement of Law, (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Loan Documents) upon any of the property or assets of any Loan Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, charge, pledge, debenture, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject including, without limitation, the Loan Documents, or (c) will violate any provision of the certificate or articles of incorporation, articles of association, memorandum of association, certificate of formation or incorporation (as applicable), limited liability company agreement or bylaws (or equivalent organizational or constitutional documents), as applicable, of any Loan Party or any of its Subsidiaries.

SECTION 3.04 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents, which filings will be made within the time periods set forth in Section 5.15), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Loan Party to authorize, or is required to be obtained or made by, or on behalf of, any Loan Party in connection with, (a) the execution, delivery and performance of any Loan Document or (b) the legality, validity, binding effect or enforceability of any such Loan Document, except for (x) filings with the Registrar of Companies at Companies House, HM Land Registry, the registration of the Brazilian Fiduciary Assignment with the competent Registry of Deeds and Documents and the registration of the amendment to the AO Brazil articles of association to record the Brazilian Fiduciary Assignment with the competent Brazilian Board of Trade, and any other comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions and (y) any other filings or registrations required to perfect or maintain perfection of liens created by the Security Documents (including in respect of UK Loan Parties and each UK Security Document, filings with the Registrar of Companies at Companies House and HM Land Registry) (and, in the case of each UK Loan Party and each Security Document governed by English law, subject to the UK Legal Reservations and the UK Perfection Requirements).

SECTION 3.05 Material Adverse Effect. Since December 22, 2022, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06 Litigation. There are no litigations, investigations, actions, suits or proceedings pending or, to the best knowledge of the Borrower or New Pyxus Topco, threatened (a) with respect to the Transactions or any Loan Document or (b) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower and the Parent Guarantors in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower and the Parent Guarantors in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been updated, amended or supplemented, on the date as of which any such update, amendment or supplement is dated or certified) and not incomplete by omitting to state any material fact necessary in order to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 3.07, such factual information shall not include any projections or any pro forma financial information, budgets or any other estimation.

SECTION 3.08 Use of Proceeds; Margin Regulations.

(a) No proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X. Not more than 25% of the value of the assets of the Borrower, the Parent Guarantors and their Subsidiaries taken as a whole is represented by Margin Stock.

(b) The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

SECTION 3.09 Tax Returns and Payments. Each of the Borrower, each Parent Guarantor and each of their Subsidiaries has timely filed or caused to be timely filed with the appropriate Governmental Authority all federal and other material returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any Parent Guarantor and/or any of their Subsidiaries. The Returns accurately reflect in all material respects all liability for Taxes of the Borrower, the Parent Guarantors and their Subsidiaries, as applicable, for the periods covered thereby. The Borrower, each Parent Guarantor and each of their Subsidiaries has paid all material Taxes and assessments payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries or the Parent Guarantors and their Subsidiaries, as applicable, in accordance with GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrower or New Pyxus Topco, threatened by any authority regarding any material Taxes relating to the Borrower, any Parent Guarantor or any of their Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.10 Compliance with ERISA.

(a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect. No ERISA Event has occurred, or is reasonably expected to occur, other than as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) There exists no actual Unfunded Pension Liability with respect to any Plan, which either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, could reasonably be expected either individually or in the aggregate to result in a Material Adverse Effect.

(d) The Borrower, the Parent Guarantors, their Subsidiaries and any ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan except where any failure to comply, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. The Borrower, the Parent Guarantors, their Subsidiaries and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions except as, with respect to each of the foregoing, could not reasonably be expected to result in a Material Adverse Effect. None of the Borrower, the Parent Guarantors, their Subsidiaries or any ERISA Affiliate have incurred or reasonably expect to incur liability to the PBGC which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and no lien imposed under the Code or ERISA on the assets of the Borrower, the Parent Guarantors, their Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan. None of the Borrower, the Parent Guarantors, their Subsidiaries or any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA.

(f) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan have been timely made; neither the Borrower nor any Parent Guarantor nor any of their Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of Pyxus Holdings’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

SECTION 3.11 Security Documents.

(a) Subject to, in the case of UK Loan Parties and UK Security Documents, the UK Legal Reservations and the UK Perfection Requirements, each of the Security Documents are effective to create in favor of the Senior Collateral Agent for the benefit of the Senior Holders a legal, valid, and enforceable security interest in all right, title and interest of the Loan Parties party thereto in the Collateral described therein, and subject to the recordation of the documents described in this Section 3.11, the Senior Collateral Agent, for the benefit of the Senior Holders, will have a fully perfected security interest in all right, title and interest in all of the Collateral described therein, in each case subject to no Liens other than Permitted Liens (it being understood that the Permitted Liens described in clause (1) of the definition thereof are subject to the terms of the ABL Intercreditor Agreement and the Intercreditor and Collateral Agency Agreement, as applicable). The recordation of (x) the grant of security interest in patents registered or applied for in the United States, if applicable, and (y) the grant of security interest in trademarks registered or applied for in the United States, if applicable, in the respective form attached to the Pledge and Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-3 assigning each corresponding Form UCC-1 to the Senior Collateral Agent for the benefit of the Senior Holders as the secured party thereunder and any other Form UCC-1 made pursuant to the Pledge and Security Agreement, will create, to the extent as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Pledge and Security Agreement, and the recordation of the grant of security interest in copyrights registered or applied for in the United States, if applicable, in the form attached to the Pledge and Security Agreement with the United States Copyright Office, together with such UCC filings, will create, to the extent as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Pledge and Security Agreement.

(b) Subject to the terms of the ABL Intercreditor Agreement and the Intercreditor and Collateral Agency Agreement, the security interests created under the Pledge and Security Agreement in favor of the Senior Collateral Agent, as pledgee, for the benefit of the Senior Holders, constitute perfected security interests in the Collateral described in the Pledge and Security Agreement to the extent such Collateral is an Equity Interest or a promissory note (including any Intercompany Note, subject to no security interests of any other Person (other than, subject to the terms of the ABL Intercreditor Agreement and the Intercreditor and Collateral Agency Agreement, Permitted Liens described in clause 1 of the definition thereof)). No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Collateral described in the Pledge or Security Agreement to the extent such Collateral is an Equity Interest or a promissory note (including any Intercompany Note) other than such filings or recording that have already been made and are still in effect.

(c) Each Mortgage, when recorded, creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the Mortgaged Property described therein in favor of the Senior Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Senior Holders, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Liens related thereto and, subject to the terms of the ABL Intercreditor Agreement and the Intercreditor Agreement and Collateral Agency Agreement.

SECTION 3.12 Properties. All Material Real Property owned by any domestic Loan Party as of the Closing Date, and the nature of the interest therein, is correctly set forth in Schedule 3.12. The Borrower, each Parent Guarantor and each of their Subsidiaries (in the case of the UK Loan Parties, subject to the UK Legal Reservations and the UK Perfection Requirements) has good and indefeasible title to all material properties (and to all buildings, fixtures, to the extent such fixtures constitute real property, and improvements located thereon) owned by it, free and clear of all Liens, other than Permitted Liens. The Borrower, each Parent Guarantor and each of their Subsidiaries have a valid and indefeasible leasehold interest in the material properties leased by it free and clear of all Liens other than Permitted Liens.

SECTION 3.13 Subsidiaries. On and as of the Closing Date, the Parent Guarantors and the Borrower have no Subsidiaries other than those Subsidiaries listed on Schedule 3.13. Schedule 3.13 sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of the Parent Guarantors or the Borrower, identifies the direct owner thereof and which Subsidiaries are Material Domestic Subsidiaries and Material Foreign Subsidiaries. All outstanding Equity Interests of each Material Domestic Subsidiary and each Material Foreign Subsidiary have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. Each Material Domestic Subsidiary and each Material Foreign Subsidiary has no outstanding securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

SECTION 3.14 Compliance with Laws. The Borrower, the Parent Guarantors and their Subsidiaries are in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.15 Investment Company Act. Neither the Borrower nor any Parent Guarantor nor any of their Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.16 No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.17 Environmental Matters.

(a) Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) the Borrower, each Parent Guarantor and each of their Subsidiaries is in compliance with all applicable Environmental Laws and has obtained and is in compliance with the terms of any permits required under such Environmental Laws; (ii) there are no Environmental Claims pending or to the knowledge of the Borrower or New Pyxus Topco, threatened, against the Borrower, any Parent Guarantor or any of their Subsidiaries; (iii) no Lien, other than a Permitted Lien, has been recorded or to the knowledge of the Borrower or New Pyxus Topco, threatened under any Environmental Law with respect to any Real Property owned by the Borrower, any Parent Guarantor or any of their Subsidiaries; (iv) neither the Borrower nor any Parent Guarantor nor any of their Subsidiaries has agreed to assume or accept responsibility for any existing liability of any other Person under any Environmental Law; and (v) to the knowledge of the Borrower or New Pyxus Topco, there are no facts, circumstances, conditions or occurrences with respect to the past or present business, operations, properties or facilities of the Borrower, any Parent Guarantor or any of their Subsidiaries, or any of their respective predecessors, that could reasonably be expected to give rise to any Environmental Claim against or any liability for the Borrower, any Parent Guarantor or any of their Subsidiaries under any Environmental Law.

(b) Since January 1, 2015, neither the Borrower nor any Parent Guarantor nor any of their Subsidiaries has received any letter or written request for information under Section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.) or any comparable state law with regard to any matter that could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

(c) Neither the Borrower nor any Parent Guarantor nor any of their Subsidiaries has been issued or been required to obtain a permit for the treatment, storage or disposal of hazardous waste at any of its facilities pursuant to the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (“RCRA”), or any equivalent state law, nor are any such facilities regulated as “interim status” facilities required to undergo corrective action pursuant to RCRA or any state equivalent, except, in each case, for such matters that could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

(d) (i) To the knowledge of the Borrower or New Pyxus Topco, neither the Borrower nor any Parent Guarantor nor any of their Subsidiaries has any underground storage tanks (A) that are not properly registered or permitted under applicable Environmental Laws, or (B) that are leaking or disposing of Hazardous Materials, and (ii) to the extent required by applicable Environmental Law, the Borrower, the Parent Guarantors and their Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under all Environmental Laws.

SECTION 3.18 Employment and Labor Relations. Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, neither the Borrower nor any Parent Guarantor nor any of their Subsidiaries is engaged in any unfair labor practice. There is (a) no unfair labor practice complaint pending against the Borrower, any Parent Guarantor or any of their Subsidiaries or, to the knowledge of the Borrower or New Pyxus Topco, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower, any Parent Guarantor or any of their Subsidiaries or, to the knowledge of the Borrower or New Pyxus Topco, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against the Borrower, any Parent Guarantor or any of their Subsidiaries or, to the knowledge of the Borrower or New Pyxus Topco, threatened against the Borrower, any Parent Guarantor or any of their Subsidiaries, (c) no union representation question exists with respect to the employees of the Borrower, any Parent Guarantor or any of their Subsidiaries, (d) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the knowledge of the Borrower or New Pyxus Topco, threatened against the Borrower, any Parent Guarantor or any of their Subsidiaries, and (e) no wage and hour department investigation has been made of the Borrower, any Parent Guarantor or any of their Subsidiaries, except (with respect to any matter specified in clauses (a) – (e) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.19 Intellectual Property, etc. Each of the Borrower, each Parent Guarantor and each of their Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases), and formulas, or rights with respect to the foregoing, used in the conduct of its business, without any known conflict with or infringement or misappropriation of the rights of others which conflict, infringement or misappropriation could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.20 Insurance. Schedule 3.20 sets forth a listing of all insurance maintained by the Borrower, the Parent Guarantors and their Subsidiaries as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

SECTION 3.21 [Reserved].

SECTION 3.22 Anti-Terrorism Law.

(a) Neither the Borrower nor any Parent Guarantor nor any of their Subsidiaries is in violation of any legal requirement relating to any laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the Patriot Act. Neither the Borrower nor any Parent Guarantor nor any of their Subsidiaries and, to the knowledge of the Borrower or New Pyxus Topco, no agent of the Borrower, any Parent Guarantor or any of their Subsidiaries acting on behalf of the Borrower, any Parent Guarantor or any of their Subsidiaries, as the case may be, is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Department of the Treasury Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list (“SDN”).

(b) Neither the Borrower nor any Parent Guarantor nor any of their Subsidiaries and, to the knowledge of the Borrower or New Pyxus Topco, no agent of the Borrower, any Parent Guarantor or any of their Subsidiaries acting on behalf of the Borrower, any Parent Guarantor or any of their Subsidiaries, as the case may be, (i) other than in respect of Sanctions-compliant business with SDNs under US country-sanctions (non-terrorism) programs that permit such business, conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Person described in Section 3.22(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.23 Anti-Corruption Laws.

(a) During the past five years, neither the Borrower nor any Parent Guarantor nor any of their Subsidiaries, or any respective director, officer, or employee of the Borrower, any Parent Guarantor or any of their Subsidiaries, nor to the knowledge of the Borrower or New Pyxus Topco, its joint venture partners or other Affiliates, or any respective agent or other Person acting on behalf of the Borrower, any Parent Guarantor or any of their Subsidiaries: (i) has used any funds for any unlawful contribution, gift, property, entertainment or other unlawful expense related to political activity; (ii) has made or taken any action to further or facilitate any offer, payment, gift, promise to pay, or any offer, gift or promise of anything else of value, directly or indirectly, in order to improperly influence official action, to obtain or retain business for the Borrower, the Parent Guarantors or their Subsidiaries, or to secure an improper advantage for the Borrower, the Parent Guarantors or their Subsidiaries; (iii) has made, offered, taken, or will make, offer or take any act in furtherance of any bribe or unlawful rebate, payoff, influence payment, property, gift, kickback or other unlawful payment; or (iv) is aware of or has taken any action, directly or indirectly, that would result in a violation of any provision of the Bribery Act 2010 of the United Kingdom, the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or any other applicable anti-bribery and anti-corruption laws and/or regulations. The Borrower, the Parent Guarantors, their Subsidiaries and their Affiliates have instituted and maintain policies and procedures reasonably designed to promote and ensure continued compliance with all applicable anti-bribery and anti-corruption laws and with the representation and warranty contained herein.

(b) No part of the proceeds of the Loans will be used by the Borrower, any Parent Guarantor or any of their Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper or undue advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or any other applicable anti-bribery or anti-corruption laws.

SECTION 3.24 Sanctions. The Borrower and the Parent Guarantors have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrower, the Parent Guarantors, their Subsidiaries and their respective directors, officers, employees and agents while acting on behalf of the Borrower, any Parent Guarantor or any of their Subsidiaries with Sanctions applicable to the Borrower, the Parent Guarantors and their Subsidiaries, and the Borrower, the Parent Guarantors their Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower or New Pyxus Topco, their respective directors and agents, while acting on behalf of the Borrower, the Parent Guarantors and their Subsidiaries, are in compliance with applicable Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Parent Guarantor, any of their Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower or New Pyxus Topco, any agent of the Borrower, any Parent Guarantor or any of their Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person, except in such instances that would not result in a Sanctions violation to the Borrower, any Parent Guarantor or any of their Subsidiaries.

SECTION 3.25 Material Contracts. All Material Contracts are in full force and effect and no defaults exist thereunder other than defaults the consequence of which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.26 [Reserved].

SECTION 3.27 Centre of Main Interests. For the purposes of The Council of the European Union Regulation No. (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), so far as it is aware and if and for so long as the Regulation is applicable or deemed to be applicable in the United Kingdom, for the purposes of the Regulation, each UK Loan Party’s centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation.

SECTION 3.28 DAC6. No proceeds of the Loans shall be used to carry out any transaction that meets any hallmark set out in Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

ARTICLE IV

Conditions of Lending

SECTION 4.01 Conditions Precedent to the Closing Date. The effectiveness of this Agreement and the obligations of the Lenders to exchange Loans hereunder on the Closing Date pursuant to Section 2.01 are subject to the satisfaction (or waiver by the Required Lenders) of the following conditions precedent:

(a) Subject to Section 5.15, the Administrative Agent shall have received (i) a counterpart of this Agreement, the Guarantee Agreement, the Pledge and Security Agreement, the UK Debenture, the UK Trust Deed, the UK Share Charges, the Tabak Dutch Pledge, the Intabex Dutch Pledge, the Agent Fee Letter and, subject to Section 5.15, each other Loan Document (in each case in form and substance satisfactory to the requisite Lenders in accordance with the Support Agreement) signed on behalf of each party hereto and thereto (including via any electronic means) or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or other electronic imaging transmission) that such party has signed such a counterpart.

(b) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of Simpson Thacher & Bartlett LLP, counsel for the Borrower, of Robinson, Bradshaw Hinson, P.A., counsel for certain Loan Parties, of Macfarlanes LLP, counsel for the Lenders, and of De Brauw Blackstone Westbroek N.V., counsel for the Lenders, in each case (i) dated the Closing Date, (ii) addressed to the Administrative Agent and the Lenders, and (iii) in form and substance reasonably satisfactory to the Required Lenders, covering such matters customarily covered in opinions of this type as the Required Lenders shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions.

(c) The representations and warranties of the Borrower and each other Loan Party contained in Article III or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(d) Immediately prior to and immediately after the Closing Date, no Default or Event of Default shall have occurred and be continuing.

(e) The making of such Loan shall not violate any Requirement of Law applicable to the Loan Parties, and shall not be enjoined, temporarily, preliminarily or permanently.

(f) The Administrative Agent shall have received a certificate, dated as of the Closing Date and signed by a Financial Officer of the Borrower, certifying compliance with the conditions precedent set forth in paragraphs (c), (d) and (e) of this Section 4.01.

(g) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.

(h) Subject to Section 5.15, the Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation (or the foreign equivalent), including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and, except in the case of any Foreign Guarantor, a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (in each case or the foreign equivalent, if any); (ii) a certificate of the Responsible Officer of each Loan Party (or, in the case of a Foreign Guarantor, a certificate of an equivalent officer or a director of such Loan Party) dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the constitutional documents, articles of association, memorandum of association, certificate of incorporation and by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or its equivalent) of such Loan Party (and, in the case of any Foreign Guarantor, of resolutions duly passed by its members, if applicable) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) where required by local law or the relevant constitutional documents, that attached thereto is a true and complete copy of either (1) written resolutions of the requisite shareholder(s) (or its equivalent) of such Loan Party, or (2) resolutions adopted by the general meeting of shareholder(s) (or its equivalent) of such Loan Party, in each case authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and that such resolutions have not been modified, rescinded, or amended and are in full force and effect, (D) that the certificate or articles of incorporation, constitutional documents, articles of association and memorandum of association of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing (or the foreign equivalent, if any) furnished pursuant to clause (i) above, (E) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and (F) except in the case of any UK Loan Party, as to the absence of any pending proceeding for dissolution or liquidation of such Loan Party or, to the knowledge of such Responsible Officer, threatening the existence of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (ii) above; (iv) in the case of a UK Loan Party, a certificate of a director confirming that the entry into the Loan Documents and the transactions contemplated by the Loan Documents would not exceed any guarantee or security limits under the constitutional documents of such UK Loan Party or under any other agreement or instrument to which such UK Loan Party is a party; and (v) such other documents as the Required Lenders may reasonably request.

(i) The Administrative Agent and the Lenders shall have received, at least five Business Days prior to the Closing Date, to the extent requested at least eight Business Days prior to the Closing Date, (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) if the Borrower qualified as a “legal entity customer” under the Beneficial Ownership Regulation, a customary certification regarding beneficial ownership required by the Beneficial Ownership Regulation in relation to the Borrower.

(j) Except as set forth in Section 5.15, the Senior Collateral Agent shall have received evidence that each Loan Party shall have taken or caused to be taken any action, executed and delivered or cause to be executed and delivered any other agreement, document and instrument (including any intercompany notes and allonges pursuant to 5.13(d)) and made or caused to be made any other filing and recording reasonably required by the Senior Collateral Agent and the Lenders.

(k) Prior to or substantially simultaneously therewith, the Administrative Agent shall have received the fees in the amounts previously agreed in writing by the Agents, and all reasonable and documented fees and expenses incurred in connection with the Transactions (including the reasonable fees, disbursements and other charges of counsel to the extent payable in accordance with the terms hereof) payable by the Loan Parties (with respect to expenses, to the extent invoices have been presented at least one Business Day prior to such date) shall have been paid.

(l) Except as set forth in Section 5.15, the Administrative Agent shall have received all insurance policies and certificates pursuant to and in accordance with Section 5.03(b).

(m) Except as set forth in Section 5.15 and in respect of the UK Loan Parties and UK Security Documents, all documents and instruments necessary to establish that the Senior Collateral Agent will have perfected security interests in the Collateral pursuant to the provisions of the Security Documents to be entered into on the Closing Date shall have been delivered in copy form to the Senior Collateral Agent and, if applicable, be in proper form for filing on or around the Closing Date, including UCC-1 financing statements and UCC-3 financing statements and the Intellectual Property Security Agreements.

(n) The Administrative Agent shall have received a “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property, in form and substance acceptable to the Administrative Agent (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower and applicable Subsidiary and evidence of flood insurance, in the event any improvements are located in a special flood hazard area) in accordance with the Flood Laws.

(o) Prior to or substantially simultaneously therewith, the following documentation shall be entered into and effective, which documentation shall in each case be in form and substance satisfactory to the requisite Lenders in accordance with the Support Agreement:

(i) that certain Limited Consent and Amendment to ABL Credit Agreement, dated as of January 5, 2023; it being understood that such agreement is in form and substance satisfactory to such requisite Lenders;

(ii) [reserved];

(iii) the Second Supplemental Indenture;

(iv) the New Notes Indenture;

(v) the New Pyxus Credit Agreement;

(vi) the ABL Intercreditor Agreement; it being understood that the form attached to the Offering Memorandum is satisfactory to such requisite Lenders; and

(vii) the Intercreditor and Collateral Agency Agreement; it being understood that the form attached to the Offering Memorandum is satisfactory to such requisite Lenders.

(p) Prior to or substantially simultaneously therewith:

(i) the Notes Exchange Offer shall have been consummated with the participation of at least a majority of the outstanding principal amount of the Existing Notes;

(ii) (x) the Exit Term Loan Exchange Transactions shall have been consummated with the participation of 100% of the principal amount of the Existing Exit Term Loans, (y) all accrued and unpaid Cash Interest (as defined in the Existing Exit Term Loan Credit Agreement) in respect of the Assigned Exit Term Loans shall have been paid in full in cash and (z) the Existing Exit Term Loan Credit Agreement shall have been terminated; and

(iii) (x) the Intabex Term Loan Exchange Transactions shall have been consummated with the participation of 100% of the principal amount of the Existing Intabex Term Loans, (y) all accrued and unpaid Interest (as defined in the Existing Intabex Term Loan Credit Agreement) in respect of the Assigned Intabex Term Loans shall have been paid in full in cash and (z) the Existing Intabex Term Loan Credit Agreement shall have been terminated;

(q) There shall not exist any action, suit, investigation, litigation, proceeding or hearing, pending or threatened in any court or before any arbitrator or Governmental Authority that affects the Transactions or otherwise impairs the ability of the Loan Parties to consummate the Transactions and no preliminary or permanent injunction or order by a state or federal court shall have been entered, in each case that would be material and adverse to the Agents or the Lenders.

ARTICLE V

Affirmative Covenants

The Borrower and the Parent Guarantors, as applicable, hereby covenant and agree that from and after the date of this Agreement until the Payment in Full of the Obligations:

SECTION 5.01 Information Covenants. The Borrower will furnish to the Administrative Agent (for distribution to each Lender), and, in the case of clause (g)(i) below, to the Senior Collateral Agent:

(a) [Reserved].

(b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each of the first three fiscal quarters in each Fiscal Year of New Pyxus Topco (commencing with the fiscal quarter ending December 31, 2022), (i) the consolidated balance sheet of New Pyxus Topco and its Subsidiaries (including Minority Interest Consolidated Entities) as at the end of such fiscal quarter and the related consolidated statements of income and statement of cash flows for such fiscal quarter and for the elapsed portion of the Fiscal Year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior Fiscal Year, all of which shall be certified by a Financial Officer of New Pyxus Topco that they fairly present in all material respects in accordance with GAAP the financial condition of New Pyxus Topco and its Subsidiaries (including Minority Interest Consolidated Entities) as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter. Notwithstanding the foregoing, the obligations in this Section 5.01(b) may be satisfied with respect to financial information of New Pyxus Topco and its Subsidiaries by furnishing New Pyxus Topco’s (or any parent entity’s thereof) Form 10-Q filed with the SEC.

(c) Annual Financial Statements. As soon as available and in any event within 90 days after the close of each Fiscal Year of New Pyxus Topco (commencing with the Fiscal Year ended March 31, 2023), (i) the consolidated balance sheet of New Pyxus Topco and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and statement of cash flows for such Fiscal Year setting forth, comparative figures for the preceding Fiscal Year and certified by Deloitte & Touche LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Required Lenders, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit) and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year. Notwithstanding the foregoing, the obligations in this Section 5.01(c) may be satisfied with respect to financial information of New Pyxus Topco and its Subsidiaries by furnishing New Pyxus Topco’s (or any parent entity’s thereof) Form 10-K filed with the SEC.

(d) Budgets. No later than the 60th day of each Fiscal Year of New Pyxus Topco (commencing with the Fiscal Year ending March 31, 2023), a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income and sources and uses of cash and balance sheets for New Pyxus Topco and its Subsidiaries on a consolidated basis) for each fiscal quarter of such Fiscal Year prepared in detail setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

(e) Management Letters. Promptly after the Borrower’s, any Parent Guarantor’s or any of their Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(f) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 5.01(b) and (c), a compliance certificate from a Financial Officer of the Borrower in the form attached hereto as Exhibit F, which certificate shall (i) certify on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, (ii) include related financial statements (which may be in summary form) reflecting adjustments necessary to eliminate the accounts of Minority Interest Consolidated Entities (if any) (together with supporting detail as may be requested by the Required Lenders), (iii) [reserved], (iv) (x) for the first compliance certificate so delivered, include a description (including the owner) and book value of (solely to the extent constituting Collateral in which the Senior Collateral Agent has been granted a Lien to secure the Obligations of the Loan Parties) all intercompany loans and advances made by any Loan Party to the extent evidenced by an Intercompany Note or a promissory note and (y) thereafter, certify that there have been no changes to such description since the date of the most recent certificate delivered pursuant to this Section 5.01(f), and (v) certify that there have been no changes to Schedule 3.13 in respect of the ownership interests in any direct Subsidiary of any Loan Party since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 5.01(f), or if there have been any such changes, a list in reasonable detail of such changes.

(g) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any Responsible Officer of the Borrower, any Parent Guarantor or any of their Subsidiaries obtains knowledge thereof if such event continues for three Business Days, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the Borrower, any Parent Guarantor or any of their Subsidiaries, (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Loan Document, (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or (iv) any written allegations from any Governmental Authority or NGO as to material human rights violations involving the Borrower, any Parent Guarantor or any of their Subsidiaries.

(h) Other Reports and Filings. Solely to the extent applicable, promptly after the filing or delivery thereof, copies of all financial information, proxy materials, press materials, non-confidential reports and other statements made available generally by the Borrower, the Parent Guarantors or their Subsidiaries to the public concerning material developments in the results of operations, financial condition, business or prospects of the Borrower, the Parent Guarantors or their Subsidiaries, if any, which the Borrower or any Parent Guarantor shall (i) publicly file with the SEC or any analogous Governmental Authority or (ii) deliver to holders (or any trustee, agent or other representative therefor) of the Existing Notes, the New Notes or the New Pyxus Loans or any Permitted Refinancing Indebtedness thereof.

(i) Environmental Matters. Promptly after any Responsible Officer of the Borrower or New Pyxus Topco obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Borrower, any Parent Guarantor or any of their Subsidiaries or relating to any Real Property owned, leased or operated by the Borrower, any Parent Guarantor or any of their Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower, any Parent Guarantor or any of their Subsidiaries that (A) results in noncompliance by the Borrower, any Parent Guarantor or any of their Subsidiaries with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against the Borrower, any Parent Guarantor or any of their Subsidiaries or relating to any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower, any Parent Guarantor or any of their Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower, any Parent Guarantor or any of their Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action to the extent required by any Environmental Law or any Governmental Authority in response to the Release or threatened Release of any Hazardous Material on any Real Property owned, leased or operated by the Borrower, any Parent Guarantor or any of their Subsidiaries.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s, such Parent Guarantor’s or such Subsidiary’s response thereto.

(j) [Reserved].

(k) Patriot Act. Promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(l) PACA. Promptly inform the Administrative Agent if a Loan Party or any of its Subsidiaries obtains any notice regarding the existence of any Lien on, or trust over, any of the Collateral arising under PACA and promptly provide the Administrative Agent with a copy of such notice.

(m) Cancellation of Insurance. Promptly (but in any event within 1 Business Day of receipt thereof) inform the Administrative Agent if any Loan Party receives notice of cancellation of any insurance policy required to be maintained pursuant to Section 5.03.

(n) Change of Accounting Principles. The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.01(b) or (c), as applicable, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

(o) Material Weakness Letter. Promptly upon receipt thereof, a copy of any “material weakness letter” submitted by independent accountants to the Borrower, any Parent Guarantor or any of their Subsidiaries in connection with any annual, interim or special audit of the books of such Person.

(p) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower, any Parent Guarantor or any of their Subsidiaries as the Administrative Agent may reasonably request.

Subject to Section 9.01, information required to be delivered pursuant to Section 5.01(b), (c) and (h) shall be deemed to have been delivered on the date on which such information has been posted (and notified to the Administrative Agent and the Lenders as having been posted) on the Debtdomain site, if any, or at another website identified in a notice from the Borrower to the Lenders, in each case which Debtdomain or other website shall be reasonably satisfactory to the Administrative Agent and accessible by the Lenders in accordance with customary market practice for syndicated loans and without charge and notice of such posting has been given to Lenders, and information required to be delivered pursuant to Section 5.01(b), (c) and (h) shall also be deemed to have been delivered upon being posted to such site and notice of such posting has been given to the Administrative Agent and the Lenders.

SECTION 5.02 Books, Records and Inspections; Annual Meetings. The Borrower and each Parent Guarantor will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct (in all material respects) entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower and the Parent Guarantors will, and will cause each other Loan Party to, permit officers and designated representatives of the Administrative Agent and, upon the occurrence and during the continuance of an Event of Default, the Lenders (coordinated through the Administrative Agent) at the expense of the Borrower (a) to visit and inspect, under guidance of officers of the Borrower or such other Loan Party, any of the properties of the Borrower or such other Loan Party, and (b) to examine the books of account of the Borrower or such other Loan Party and discuss the affairs, finances and accounts of the Borrower or such other Loan Party with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, such Lenders (coordinated through the Administrative Agent) may reasonably request; provided, however, that, in the case of clauses (a) and (b) so long as no Event of Default exists, the Administrative Agent shall be limited to one such visit during any Fiscal Year of the Borrower at the expense of the Borrower at locations reasonably requested by the Administrative Agent. The Loan Parties shall maintain their fiscal reporting period on a March 31 fiscal year, and each Domestic Subsidiary shall maintain its respective fiscal reporting period on the present basis.

SECTION 5.03 Maintenance of Property; Insurance.

(a) The Borrower and each Parent Guarantor will, and will cause each of their Subsidiaries to, (i) keep all property necessary to the business of the Borrower, the Parent Guarantors and their Subsidiaries in good working order and condition, (x) except ordinary wear and tear and obsolescence, (y) except and subject to the occurrence of casualty events and (z) except where failure to do so would not materially or adversely affect its business, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower, the Parent Guarantors and their Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. In addition to the requirements of the immediately preceding sentence, the Borrower, the Parent Guarantors and their Subsidiaries will at all times cause insurance of the types described in Schedule 3.20 to be maintained (with the same scope of coverage as that described in Schedule 3.20) at levels which are consistent with their practices immediately before the Closing Date. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance.

(b) The Borrower and each Parent Guarantor will, and will cause each other Loan Party to, at all times keep its property insured in favor of the Senior Collateral Agent, and all policies and certificates (or certified copies thereof including any endorsements) with respect to such insurance (and any other insurance maintained by the Borrower and/or the Parent Guarantor and/or such Subsidiaries) (i) shall be endorsed to the Senior Collateral Agent’s satisfaction for the benefit of the Senior Collateral Agent (including, without limitation, by naming the Senior Collateral Agent as lender loss payee and/or additional insured), (ii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Senior Collateral Agent and the other Senior Holders, and (iii) shall be deposited with the Senior Collateral Agent. The Borrower and each Parent Guarantor will, and will cause each of their Subsidiaries to, use commercially reasonable efforts to obtain endorsements to its insurance policies stating that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Senior Collateral Agent.

(c) If the Borrower, any Parent Guarantor or any of their Subsidiaries shall fail to maintain insurance in accordance with this Section 5.03, or if the Borrower, any Parent Guarantor or any of their Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

(d) If at any time the improvements on any Real Property subject (or required to be subject) to a Lien securing the Obligations are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or any successor thereto or other applicable agency, the Borrower and each Parent Guarantor will, and will cause each of their Subsidiaries to, at all times keep and maintain flood insurance in an amount no less than the amount sufficient to comply with the rules and regulations promulgated under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, each as amended from time to time.

SECTION 5.04 Existence; Franchises. The Borrower and each Parent Guarantor will, and will cause each of their Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 5.04 shall prevent (i) sales of assets and other transactions by the Borrower, any Parent Guarantor or any of their Subsidiaries in accordance with Section 6.04, (ii) the withdrawal by the Borrower, any Parent Guarantor or any of their Subsidiaries of its qualification as a foreign Business in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) the change in form of organization of the Borrower, any Parent Guarantor or any of their Subsidiaries, if the Borrower or any Parent Guarantor in good faith determines that such change in organization is in the best interest of the Borrower, such Parent Guarantor or such Subsidiary, is not materially disadvantageous to the Lenders and, in the case of a change in the form of organization of any Loan Party, the Administrative Agent has consented thereto.

SECTION 5.05 Compliance with Requirements of Law, etc. The Borrower and each Parent Guarantor will, and will cause each of their Subsidiaries to, comply with all Requirements of Law, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Anti-Corruption Laws. The Borrower and each Parent Guarantor will conduct its, and will cause each of their Subsidiaries and the directors, officers, employees and agents of any of the foregoing to conduct their, business on behalf of the Borrower, the Parent Guarantors and their Subsidiaries in a manner so as to not, directly or indirectly, violate the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or any other applicable anti-bribery or anti-corruption laws.

SECTION 5.07 Sanctions. The Borrower and each Parent Guarantor will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, the Parent Guarantors, their Subsidiaries and their respective directors, officers, employees and agents, while acting on behalf of the Borrower, the Parent Guarantors and their Subsidiaries, with Sanctions applicable to the Borrower, the Parent Guarantors and their Subsidiaries. The Borrower and the Parent Guarantors will make best efforts to ensure compliance by the Borrower, the Parent Guarantors, their Subsidiaries and their respective directors, officers, employees and agents, while acting on behalf of the Borrower, the Parent Guarantors and their Subsidiaries, with Sanctions applicable to the Borrower, the Parent Guarantors and their Subsidiaries.

SECTION 5.08 Compliance with Environmental Laws.

(a) The Borrower and each Parent Guarantor will comply, and will (x) cause each of their Subsidiaries to comply and (y) ensure compliance by its tenants and subtenants, in each case, with all Environmental Laws and permits applicable to, or required in respect of the conduct of its business or operations or by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower, any Parent Guarantor or any of their Subsidiaries, except for such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens, other than Permitted Liens, imposed pursuant to such Environmental Laws. Neither the Borrower nor any Parent Guarantor nor any of their Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower, any Parent Guarantor or any of their Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of the Borrower, any Parent Guarantor or any of their Subsidiaries, except in connection with such noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) (i) The Borrower will provide, at the sole expense of the Borrower and at the reasonable request of the Required Lenders after receipt of any notice of the type described in Section 5.01(g), an environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower, any Parent Guarantor or any of their Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Required Lenders, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property. If the Borrower fails to provide the same within 60 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

(c) Conduct and complete all investigations, studies, sampling and testing, and all remediation, removal and other actions required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09 ERISA Information Undertakings. The Borrower will deliver to the Administrative Agent (in sufficient copies for all Lenders, if the Administrative Agent so requests):

(a) promptly and in any event within 15 days after receiving a request from the Administrative Agent a copy of the most recent IRS Form 5500 (including the Schedule B) with respect to a Plan; and

(b) promptly, and in any event within 30 days after the Borrower, any Parent Guarantor, any of their Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in a material liability to the Borrower, any Parent Guarantor or any of their Subsidiaries, a certificate of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, any Parent Guarantor, any of their Subsidiaries of the Borrower or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (4) of the definition thereof, the 30-day notice period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (2) of the definition thereof, in no event shall notice be given later than 10 days after the occurrence of the ERISA Event.

The Borrower shall:

(a) ensure that any material liability imposed on them or any ERISA Affiliate pursuant to Title IV of ERISA is paid and discharged when due;

(b) ensure that neither it nor any ERISA Affiliate adopts an amendment to a Plan requiring the provision of security under ERISA or the Code without the prior consent of the Administrative Agent or the Lenders; and

(c) ensure that no Plan is terminated under Section 4041 of ERISA.

SECTION 5.10 Performance of Obligations. The Borrower and each Parent Guarantor will, and will cause each of their Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.11 Payment of Taxes. The Borrower and each Parent Guarantor will pay and discharge, and will cause each of their Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower, any Parent Guarantor or any of their Subsidiaries not otherwise permitted under Section 6.06; provided that neither the Borrower nor any Parent Guarantor nor any of their Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) if the aggregate amount of the monetary obligations with respect to such tax, assessment, charge, levy or claim is less than (x) in the case of Loan Parties, $10,000,000 and (y) in the case of non-Loan Parties, the Threshold Amount.

SECTION 5.12 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of New Pyxus Topco may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower, the Parent Guarantors and their Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 6.01 hereof or under one or more clauses of the definition of Permitted Investments, as determined by New Pyxus Topco. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of New Pyxus Topco may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b) Any designation of a Subsidiary of the Borrower or a Parent Guarantor as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by delivering a certificate of a Responsible Officer of the Borrower certifying (i) that attached thereto is a certified copy of a resolution of the Board of Directors of New Pyxus Topco giving effect to such designation and (ii) that such designation complied with the preceding conditions and was permitted by Section 6.01 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted

Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.03 hereof, the Borrower will be in default of such covenant. The Board of Directors of New Pyxus Topco may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness is permitted under Section 6.03 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (ii) no Default or Event of Default would be in existence following such designation.

SECTION 5.13 Additional Security; Further Assurances; etc.

(a) The Borrower and each Parent Guarantor will cause:

(i) each (A) Wholly-Owned Domestic Subsidiary thereof or any other Person that becomes a Wholly-Owned Domestic Subsidiary thereof after the Closing Date (in each case, other than any Excluded Subsidiary) and (B) Wholly-Owned Domestic Subsidiary that ceases to be an Excluded Subsidiary;

(ii) each Restricted Subsidiary or other Person that is not a Guarantor but is or becomes an obligor in respect of, or grants a security interest in any of its assets to support, the ABL Obligations, the New Pyxus Loan Obligations, the New Notes Obligations or the Existing Notes Obligations (and any Permitted Refinancing Indebtedness of the foregoing); and

(iii) any direct or indirect parent entity of the Borrower that is formed after the Closing Date;

in each case, promptly, but no later than 60 days after the date on which such Person became a Wholly-Owned Domestic Subsidiary, ceased to be an Excluded Subsidiary, became an obligor or granted a security interest as described in clause (ii), or was formed, as applicable (as such date may be extended by the Required Lenders in their sole discretion), to (A) become a Guarantor as described in the Guarantee Agreement by way of execution of a joinder agreement thereto substantially in the form attached thereto as Exhibit A and (B) grant security interests over any Collateral as described in the Pledge and Security Agreement by way of execution of a joinder agreement thereto substantially in the form attached thereto as Exhibit 10 or, in the case of any such Person that not is formed under the laws of the United States or any state of the United States or the District of Columbia, as described in such other applicable Security Document or as may be customary in such Person’s jurisdiction of formation.

(b) The Borrower may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall comply with the requirements in Section 5.13(a) above, other than the 60 day period described therein.

(c) Subject to Section 5.15 and the applicable Security Document, the Parent Guarantors, the Borrower and their Subsidiaries will cause (i) 100% of the Equity Interests of New Pyxus Parent, the Borrower and each Subsidiary that is a Subsidiary Guarantor, (ii) 100% of the Equity Interests of each Domestic Subsidiary owned directly by any Loan Party (or, if less, the full amount owned by the Loan Parties) and (iii) (x) 100% of the Equity Interests of each Foreign Subsidiary owned directly by any Foreign Guarantor (or, if less, the full amount owned by such Foreign Guarantor) and (y) 65% of the aggregate of the total outstanding Voting Stock (and 100% of each class of issued and outstanding Equity Interest other than Voting Stock) of each Foreign Subsidiary (that is not a Loan Party) held directly by the Borrower, any Parent Guarantor or any Subsidiary Guarantor that is a Domestic Subsidiary (or, if less, the full amount owned by the Borrower, such Parent Guarantor and each such Subsidiary Guarantor) (except, in each case of this clause (c), to the extent constituting Excluded Assets), in each case, to be subject at all times to a perfected Lien in favor of the Senior Collateral Agent for the ratable benefit of the Senior Holders pursuant to the terms and conditions of the Security Documents and the Intercreditor Agreements, as applicable, and such other security documents as the Administrative Agent or the Senior Collateral Agent shall reasonably request.

(d) Subject to Section 5.15, the Loan Parties will (i) cause each loan or advance that is outstanding on or after the Closing Date to a Loan Party by a Restricted Subsidiary to be evidenced by an Intercompany Note duly executed and delivered, (ii) deliver such Intercompany Note to the Senior Collateral Agent, together with an appropriate allonges or other endorsement reasonably satisfactory to the Senior Collateral Agent, and (iii) execute such Security Documents in connection with the pledge of such Intercompany Note as the Senior Collateral Agent may reasonably request.

(e) The Borrower and the Parent Guarantors will, and will cause each of the other Loan Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Senior Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates (including flood certificates and evidence of flood insurance if applicable), reports, control agreements (other than with respect to Excluded Assets) and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Senior Collateral Agent may reasonably require. Furthermore, the Borrower will, and will cause the other Loan Parties to, deliver to the Senior Collateral Agent such opinions of counsel and other related documents as may be reasonably requested by the Senior Collateral Agent to assure itself that this Section 5.13 has been complied with.

(f) Within one-hundred twenty (120) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) of the date of acquisition by a domestic Loan Party of any Material Real Property (other than with respect to Excluded Assets) or such longer period as the Administrative Agent may agree in its reasonable discretion):

(i) The Borrower and the Parent Guarantors will, and will cause each other domestic Loan Party to, grant to the Senior Collateral Agent for the ratable benefit of the Senior Holders, Mortgages (and, if required by local law, related UCC fixture filings) over any Material Real Property. All such Mortgages (and, if applicable, UCC fixture filings) shall constitute valid and enforceable Liens subject to no other Liens except for Permitted Liens related thereto and, subject to the terms of the ABL/Term Loan/Notes Intercreditor Agreement and the Intercreditor and Collateral Agency Agreement. The Mortgages (and related UCC filings) or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Senior Collateral Agent required to be granted pursuant to the Mortgages.

(ii) In connection with each Mortgage delivered pursuant to clause (i) above, the Senior Collateral Agent shall have received a Mortgage Policy relating to such Mortgage, issued by a title insurer reasonably satisfactory to the Senior Collateral Agent, in an insured amount reasonably satisfactory to the Senior Collateral Agent insuring the Senior Collateral Agent that the Mortgage on such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens and, subject to the terms of the ABL/Term Loan/Notes Intercreditor Agreement and the Intercreditor and Collateral Agency Agreement, with each such Mortgage Policy (1) to be in form and substance reasonably satisfactory to the Senior Collateral Agent, and (2) to include, to the extent applicable and available in the applicable jurisdiction at commercially reasonable rates, supplemental endorsements as reasonably requested by the Senior Collateral Agent; provided however, in lieu of a zoning endorsement the Senior Collateral Agent shall accept a zoning report.

(iii) In connection with each Mortgage delivered pursuant to clause (i) above, to induce the title company to issue the Mortgage Policies referred to in clause (ii) above, the title company shall have received such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by the title company, together with payment by the Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies.

(iv) In connection with each Mortgage delivered pursuant to clause (i) above, the Senior Collateral Agent shall have received either an existing survey together with a no change affidavit sufficient for the title company to remove the standard survey exception and issue the customary survey related endorsements or a new ALTA/ACSM Land Title survey of the relevant Mortgaged Property (and all improvements thereon) in form and substance reasonably acceptable to the Senior Collateral Agent.

(v) In connection with each Mortgage delivered pursuant to clause (i) above, the Senior Collateral Agent shall have received a “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property, in form and substance acceptable to the Senior Collateral Agent (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower and applicable Subsidiary and evidence of flood insurance, in the event any improvements are located in a special flood hazard area) in accordance with the Flood Laws.

(vi) In connection with each Mortgage delivered pursuant to clause (i) above, the Senior Collateral Agent shall have received opinions of counsel for the Loan Parties in the jurisdiction where such Mortgaged Property is located, in form and substance reasonably satisfactory to the Senior Collateral Agent, and such other documents as the Senior Collateral Agent reasonably requests.

SECTION 5.14 Real Estate Leases. The Borrower and the Parent Guarantors will, and will cause each of the other Loan Parties to, timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located except to the extent that the same are being contested in good faith.

SECTION 5.15 Post-Closing Matters. The Borrower and the Parent Guarantors will:

(a) comply with the terms of Section 17 of the Pledge and Security Agreement within the timeframes provided therein (or such longer period as the Required Lenders may agree).

(b) deliver (or caused to be delivered):

(i) Brazilian Fiduciary Assignment. Within sixty (60) days of the Closing Date (or such longer period as the Required Lenders may agree):

(ii) to the Administrative Agent and the Senior Collateral Agent, the Brazilian Fiduciary Assignment, with evidence of the applicable perfection requirements including the registrations of (1) the amendment of the articles of association of AO Brazil to record the Brazilian Fiduciary Assignment with the competent Brazilian Board of Trade, (2) the Brazilian Fiduciary Assignment agreement with the competent Registry of Deeds and Documents; and

(iii) to the Administrative Agent, on behalf of itself and the Lenders, a favorable written opinion of Barbosa Müssnich Aragão, counsel for the Lenders (x) addressed to the Administrative Agent and the Lenders, and (y) in form and substance reasonably satisfactory to the Required Lenders, covering such matters customarily covered in opinions of this type as the Required Lenders shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions.

ARTICLE VI

Negative Covenants

The Borrower and the Parent Guarantors hereby covenant and agree that from and after the date of this Agreement until the Payment in Full of the Obligations:

SECTION 6.01 Restricted Payments.

(a) The Borrower and the Parent Guarantors will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Borrower’s, any Parent Guarantor’s or any of their Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries) or to the direct or indirect holders of the Borrower’s, any Parent Guarantor’s or any of their Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of New Pyxus Topco and other than dividends or distributions payable to the Borrower, a Parent Guarantor or a Restricted Subsidiary of the Borrower or a Parent Guarantor);

(ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower (including the Parent Guarantors);

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (i) any Indebtedness of the Borrower or any Guarantor that is contractually subordinated in right of payment to the Credit Facility or the Guarantees thereof (including, for the avoidance of doubt, the Existing Notes Obligations), (ii) any Junior Lien Debt or (iii) any unsecured Indebtedness for borrowed money, in each case, of the Borrower or any Guarantor (excluding, for the avoidance of doubt, any intercompany Indebtedness between or among the Borrower, any Parent Guarantor and/or any of their Restricted Subsidiaries), and, except, in each case, a payment of interest or principal at the Stated Maturity thereof; provided that the provisions of this clause (iii) shall apply only to direct Indebtedness of the Borrower or any Guarantor and shall not be deemed to apply to any Indebtedness of any Restricted Subsidiary that is not a Guarantor (including any such Indebtedness guaranteed by the Borrower or any Guarantor); or

(iv) make any Restricted Investment

(all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”); however, the Borrower, the Parent Guarantors and their Restricted Subsidiaries may make Restricted Payments if, at the time of and after giving effect to such Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii) New Pyxus Topco would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.03(a) hereof; and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower, the Parent Guarantors and their Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (ii), (iii) and (iv) of paragraph (b) of this Section 6.01), is less than the sum, without duplication of:

(A) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Investment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds received by New Pyxus Topco since the Closing Date as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of New Pyxus Topco or from the issue or sale of convertible or exchangeable Disqualified Stock of New Pyxus Topco or convertible or exchangeable debt securities of New Pyxus Topco, in each case that have been converted into or exchanged for Qualifying Equity Interests of New Pyxus Topco (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of New Pyxus Topco); plus

(C) to the extent that any Restricted Investment that was made after the Closing Date is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of the Borrower or any Parent Guarantor, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(D) to the extent that any Unrestricted Subsidiary designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the date hereof, the lesser of (i) the Fair Market Value of the Borrower’s or Parent Guarantor’s or any Restricted Subsidiary’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date hereof; plus

(E) 50% of any dividends received in cash by the Borrower, a Parent Guarantor or a Restricted Subsidiary after the Closing Date from an Unrestricted Subsidiary of the Borrower or Parent Guarantor, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Borrower for such period.

(b) The provisions of Section 6.01(a) hereof will not prohibit:

(i) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

(ii) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower or a Parent Guarantor) of, Equity Interests of New Pyxus Topco (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to New Pyxus Topco; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (iii)(B) of the preceding paragraph;

(iii) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of a Parent Guarantor to the holders of its Equity Interests on a pro rata basis;

(iv) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Borrower or any Guarantor that is contractually subordinated in right of payment to the Obligations or to any Guarantee thereof (including, for the avoidance of doubt, the Existing Notes Obligations) with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(v) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or a Parent Guarantor or any of their Restricted Subsidiaries held by any current or former officer, director or employee of the Borrower or a Parent Guarantor or any of their Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided, that the aggregate amounts paid under this clause (v) do not exceed $7.5 million in any fiscal year; provided, further, that the amount paid for such repurchase, retirement or other acquisition in any twelve-month period may be increased by an amount not to exceed:

(A) [reserved];

(B) the cash proceeds of key man life insurance policies received by the Borrower, a Parent Guarantor or their Restricted Subsidiaries after the date hereof; and

in addition, cancellation of Indebtedness owing to the Borrower or any Parent Guarantor from any current or former officer, director or employee (or any permitted transferees thereof) of the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of New Pyxus Topco from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of this Agreement;

(vi) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(vii) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of New Pyxus Topco or any preferred stock of any Restricted Subsidiary of the Borrower or any Parent Guarantor issued on or after the date hereof in accordance with the Fixed Charge Coverage Ratio test set forth in Section 6.03(a) or any other Permitted Debt;

(viii) payments of cash, dividends, distributions, advances or other Restricted Payments by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (a) the exercise of options or warrants or (b) the conversion or exchange of Capital Stock of any such Person;

(ix) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments approved by the Board of Directors of New Pyxus TopCo in an aggregate amount, taken together with all Restricted Payments made pursuant to this clause (ix), not to exceed $35.0 million since the Closing Date;

(x) [reserved];

(xi) [reserved]; and

(xii) Permitted Payments to Parent.

Notwithstanding anything to the contrary herein, Intabex shall not make any Restricted Payment other than in cash.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower, such Parent Guarantor or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 6.01 will be determined by the Board of Directors of New Pyxus Topco whose resolution with respect thereto will be delivered to the Administrative Agent. Such Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $20.0 million.

The Borrower and the Parent Guarantors will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value the Existing Notes Obligations (except a payment of scheduled interest or principal at the Stated Maturity thereof) (x) at any time that a Default or Event of Default has occurred and is continuing or would occur as a consequence thereof or (y) in contravention of the terms of the Intercreditor Agreements.

SECTION 6.02 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Borrower and the Parent Guarantors will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of New Pyxus Topco to:

(i) pay dividends or make any other distributions on its Capital Stock to the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries (except for waiving or deferring in the ordinary course of business subrogation and reimbursement rights in connection with the guarantee obligations permitted pursuant to Section 6.03);

(ii) make loans or advances to the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries.

(b) The restrictions in Section 6.02(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements governing Existing Indebtedness, the Existing Notes, the ABL Credit Agreement, the New Notes Indenture and the New Pyxus Credit Agreement as in effect on the date hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date hereof;

(ii) this Agreement and the other Loan Documents;

(iii) agreements governing other Indebtedness permitted to be incurred pursuant to Section 6.03 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that (A) the restrictions are ordinary and customary with respect to the type of Indebtedness being incurred and (B) such encumbrances or restrictions will not materially affect the Borrower’s ability to make payments of principal or interest on the Loans, as determined at the time such Indebtedness is incurred in good faith by the senior management of New Pyxus Topco;

(iv) applicable law, rule, regulation or order;

(v) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(vi) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(vii) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of Section 6.02(a) hereof;

(viii) any agreement for the sale or other disposition of a Restricted Subsidiary of the Borrower or any Parent Guarantor that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(ix) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(x) Liens permitted to be incurred under the provisions of Section 6.06 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of New Pyxus Topco’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(xiii) encumbrances or restrictions contained in agreements relating only to one or more Immaterial Subsidiaries.

SECTION 6.03 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Borrower and the Parent Guarantors will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Borrower and the Parent Guarantors will not issue any Disqualified Stock and will not permit any Restricted Subsidiary of New Pyxus Topco to issue any shares of preferred stock; provided, however, that the Borrower and the Parent Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for New Pyxus Topco’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 6.03(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Borrower, the Parent Guarantors or any of their Restricted Subsidiaries of Indebtedness and letters of credit under:

(A) the ABL Credit Agreement in an aggregate principal amount at any one time outstanding under this clause (A) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower, the Parent Guarantors and their Restricted Subsidiaries thereunder) not to exceed the greater of (x) $90.0 million and (y) the aggregate amount of commitments by lenders to make extensions of credit from time to time under the ABL Credit Agreement;

(B) the New Pyxus Credit Agreement in an aggregate principal amount at any one time outstanding under this clause (B) not to exceed the amount outstanding as of the Closing Date (less the amount of cash repayments thereof, other than cash repayments made with the proceeds of Permitted Refinancing Indebtedness) (and any Permitted Refinancing Indebtedness in respect thereof);

(C) the New Notes Indenture in an aggregate principal amount at any one time outstanding under this clause (C) not to exceed the amount outstanding as of the Closing Date (less the amount of cash redemptions or repurchases thereof, other than cash redemptions or repurchases made with the proceeds of Permitted Refinancing Indebtedness) (and any Permitted Refinancing Indebtedness in respect thereof);

(D) [reserved]; and

(E) the Existing Notes Indenture in an aggregate principal amount at any one time outstanding under this clause (E) not to exceed the amount outstanding as of the Closing Date (less the amount of any cash redemptions or repurchases thereof, other than cash redemptions or repurchases made with the proceeds of Permitted Refinancing Indebtedness) (and any Permitted Refinancing Indebtedness in respect thereof);

(ii) the incurrence by the Borrower, the Parent Guarantors and their Restricted Subsidiaries of the Existing Indebtedness;

(iii) Indebtedness created hereunder and under the other Loan Documents in an aggregate principal amount at any one time outstanding under this clause (iii) not to exceed the amount outstanding as of the Closing Date;

(iv) the incurrence by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (iv), not to exceed $21.0 million at any time outstanding;

(v) the incurrence by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 6.03(a) hereof or clauses (ii), (iii), (iv), (v) or (xvii) of this Section 6.03(b);

(vi) the incurrence by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries of intercompany Indebtedness between or among the Borrower, any Parent Guarantor and/or any of their Restricted Subsidiaries; provided, that any such Indebtedness shall be, to the extent owed by the Borrower or any Guarantor to a Restricted Subsidiary that is not a Guarantor, unsecured and expressly subordinated to the prior payment in full in cash of all Obligations or any Guarantee thereof then due hereunder, in the case of the Borrower or in the case of a Guarantor, as applicable; provided, that if as of any date any Person other than the Borrower, a Parent Guarantor or any of their Restricted Subsidiaries owns or holds any such Indebtedness, such date shall be deemed the date of incurrence of Indebtedness by the Borrower, such Parent Guarantor or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) the issuance by any of the Borrower’s or the Parent Guarantors’ Restricted Subsidiaries to the Borrower, to any Parent Guarantor or to any of their Restricted Subsidiaries of shares of preferred stock; provided however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Borrower, a Parent Guarantor or a Restricted Subsidiary of the Borrower or a Parent Guarantor; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either the Borrower, a Parent Guarantor or a Restricted Subsidiary of the Borrower or a Parent Guarantor;

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (vii);

(viii) the incurrence by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries of Hedging Obligations entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(ix) the incurrence by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries of Indebtedness owing under documentary or standby letters of credit for the purchase of goods or other merchandise generally;

(x) (a) Indebtedness in respect of OECD accounts receivable financings with recourse against the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries in an aggregate amount not to exceed $50.0 million at any time outstanding and (b) non-OECD accounts receivable financings with recourse against the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries in an aggregate amount not to exceed $50.0 million at any time outstanding;

(xi) the Guarantee by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries of Indebtedness of the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 6.03; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Loans, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(xii) the incurrence by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(xiii) the incurrence by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries of Indebtedness owing under overdraft facilities in connection with cash management arrangements or in respect of Bank Product Obligations;

(xiv) the incurrence by any Foreign Subsidiaries of additional Indebtedness in an aggregate amount (or accreted value, as applicable) at any time outstanding not to exceed the greater of (a) $950 million and (b) the sum of (x) 65% of Eligible Inventory, plus (y) 65% of Permitted Advances on Purchases of Tobacco, plus (z) 85% of Eligible Receivables, and any Guarantees of such Indebtedness by the Borrower or any Parent Guarantor;

(xv) Guarantees by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries which are incurred in the ordinary course of business in an aggregate amount not to exceed $250.0 million in the aggregate at any time outstanding;

(xvi) Guarantees by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries which are incurred in the ordinary course of business for the purpose of carrying unsold tobacco inventories held against Confirmed Orders and other Guarantees by the Borrower, any Parent Guarantor or any of their Restricted Subsidiaries incurred in the ordinary course of business with respect to Uncommitted Inventories in an aggregate amount not to exceed the amount of such Uncommitted Inventories; and

(xvii) the incurrence by the Borrower or any Guarantor of unsecured Indebtedness or Junior Lien Debt in an aggregate principal amount not to exceed $50.0 million at any time outstanding; and

(xviii) guarantees by any Subsidiary that is organized under the laws of the Netherlands under and pursuant to a liability statement pursuant to section 2:403 sub f of the Dutch Civil Code (“403 verklaring”) and/or by any such Subsidiaries forming part of a fiscal unity (fiscale eenheid) in the Netherlands or equivalent tax groupings in other jurisdictions.

The Borrower and the Parent Guarantors will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower, the Parent Guarantors or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Credit Facility and the Guarantees thereof on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower, any Parent Guarantor or any Subsidiary Guarantor solely by virtue of being unsecured or by virtue of being secured on junior priority basis.

For purposes of determining compliance with this Section 6.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xviii) above, or is entitled to be incurred pursuant to Section 6.03(a) hereof, the Borrower will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 6.03. Notwithstanding anything to the contrary herein, Indebtedness described in clause (i) of the definition of Permitted Debt shall be deemed incurred under the applicable subclause of clause (i) and may not be reclassified.

The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Borrower as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this Section 6.03, the maximum amount of Indebtedness that the Borrower, any Parent Guarantor or any Restricted Subsidiary may incur pursuant to this Section 6.03 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

SECTION 6.04 Merger, Consolidation or Sale of Assets.

Neither the Borrower nor any Parent Guarantor will, directly or indirectly: (a) consolidate or merge with or into another Person (whether or not the Borrower or such Parent Guarantor is the surviving Person), or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of New Pyxus Topco and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(i) either:

(A) the Borrower or such Parent Guarantor is the surviving corporation; or

(B) the Person formed by or surviving any such consolidation or merger (if other than the Borrower or such Parent Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Borrower or such Parent Guarantor) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Borrower or such Parent Guarantor, as applicable, under this Agreement and the other Loan Documents pursuant to supplements hereto and thereto, as applicable, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent;

(iii) immediately after such transaction, no Default or Event of Default exists; and

(iv) the Borrower, the Parent Guarantor or the Person formed by or surviving any such consolidation or merger (if other than the Borrower or such Parent Guarantor), or to which such sale, assignment, transfer, conveyance or other disposition has been made: would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.03(a) hereof or (b) have had a Fixed Charge Coverage Ratio greater than the actual Fixed Charge Coverage Ratio for New Pyxus Topco for such four-quarter period.

Notwithstanding the foregoing, New Pyxus Topco will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.

This Section 6.04 will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Restricted Subsidiaries of the Borrower. Clauses (iii) and (iv) of the first paragraph of this Section 6.04 will not apply to any merger or consolidation of the Borrower or a Parent Guarantor:

(a) with or into one of its Restricted Subsidiaries for any purpose; or

(b) with or into an Affiliate solely for the purpose of reincorporating the Borrower or any Parent Guarantor in another jurisdiction.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Borrower or a Parent Guarantor in a transaction that is subject to, and that complies with the provisions of, Section 6.04 hereof, the successor Person formed by such consolidation or into or with which the Borrower or such Parent Guarantor is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to the “Borrower” or such “Parent Guarantor” shall refer instead to the successor Person and not to the Borrower or such Parent Guarantor, as applicable), and may exercise every right and power of the Borrower or such Parent Guarantor, as applicable, under this Agreement with the same effect as if such successor Person had been named as the Borrower or such Parent Guarantor, as applicable, herein; provided, however, that the predecessor Borrower or Parent Guarantor, as applicable, shall not be relieved from the obligation to pay the principal of and interest on the Loans except in the case of a sale of all of the Borrower’s or such Parent Guarantor’s assets in a transaction that is subject to, and that complies with the provisions of, Section 6.04 hereof.

Notwithstanding anything to the contrary herein, (x) neither Intabex nor Alliance One Tabak International B.V. shall, directly or indirectly, consolidate or merge with or into any Person or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of it and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person; provided, that this clause (x) will not apply to any sale, assignment, transfer, conveyance, lease, merger, consolidation or other disposition of assets between or among Intabex and its Subsidiaries so long as, in the case of any consolidation or merger involving Intabex, Intabex shall survive any such transaction and the Equity Interests of AO Brazil are 100% (directly or indirectly) owned by Intabex, and (y) the Senior Collateral Agent shall maintain its security interest in, and perfected Lien on, 100% of the Equity Interests of (i) Intabex and (ii) AO Brazil (or any successor of AO Brazil) at all times.

SECTION 6.05 Transactions with Affiliates.

The Borrower and the Parent Guarantors will not, and will not permit any of their Restricted Subsidiaries to, enter into any transaction or series of transactions with any officer, director, shareholder or Affiliate other than (a) transactions between the Borrower, the Guarantors and/or any of their Restricted Subsidiaries in the ordinary course of business consistent with past practices as of the date hereof, (b) transactions on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, (c) loans or advances to employees in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding, (d) any Corporate Restructuring Transactions and the payment of all fees and expenses related to such Corporate Restructuring Transactions and (e) tax sharing agreements between the Borrower, the Guarantors and/or any of their Restricted Subsidiaries which provide for payments that would be permitted under this Agreement as Tax Payments if such payments were made as dividends or similar distributions.

SECTION 6.06 Liens.

The Borrower and the Parent Guarantors will not, and will not permit any of their Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness, Attributable Debt or trade payables upon any of their property or assets, now owned or hereafter acquired.

SECTION 6.07 Business Activities.

The Borrower and each of the Parent Guarantors will not, and will not permit any of their Restricted Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by each of them and their Restricted Subsidiaries as of the date hereof and reasonable extensions thereof and businesses ancillary or complementary thereto.

SECTION 6.08 [Reserved].

SECTION 6.09 Asset Sales.

The Borrower and the Parent Guarantors will not, and will not permit any of their Restricted Subsidiaries to, consummate an Asset Sale unless:

(a) the Borrower (or the applicable Parent Guarantor or Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b) at least 75% (100% in the case of lease payments) of the consideration received in the Asset Sale by the Borrower (or the applicable Parent Guarantor or Restricted Subsidiary, as the case may be) is received in the form of cash or Cash Equivalents; provided, however, that in the event of an Asset Sale of any property or assets of New Pyxus Topco that are surplus from the standpoint of New Pyxus Topco as a whole, in the good faith determination of the Board of Directors of New Pyxus Topco (as evidenced by a resolution of such Board of Directors set forth in a certificate of a Responsible Officer delivered to the Administrative Agent), at least 60% of the consideration therefor received is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(i) any liabilities, as shown on New Pyxus Topco’s most recent consolidated balance sheet, of the Borrower, any Parent Guarantor or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Credit Facility or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Borrower, such Parent Guarantor or such Restricted Subsidiary from or indemnifies against further liability;

(ii) any securities, notes or other obligations received by the Borrower, any such Parent Guarantor or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Borrower, such Parent Guarantor or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(iii) net proceeds from an Asset Sale applied to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business; provided, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Subsidiary of the Borrower or a Parent Guarantor, it shall be or become a Restricted Subsidiary of the Borrower or such Parent Guarantor; and

(iv) net proceeds from an Asset Sale applied to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (which, for the avoidance of doubt, shall not include Cash Equivalents).

SECTION 6.10 Use of Proceeds.

(a) The Borrower will not use the proceeds of any Loan, whether directly or indirectly, in a manner inconsistent with the uses set forth in Section 3.08.

(b) The Borrower will (i) not contribute or otherwise make available the proceeds of any Loan hereunder, directly or indirectly, to any person or entity (whether or not related to the Borrower, any Parent Guarantor, any of their Subsidiaries or member of its group of companies) for the purpose of financing the activities of any Sanctioned Person, to the extent such contribution or provision of proceeds would be prohibited by Sanctions or would otherwise, to the knowledge and belief of the Borrower, cause any person to be in breach of Sanctions; (ii) not fund all or part of any repayment of any Loans or Obligations hereunder out of proceeds derived from transactions which would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions; and (iii) ensure that appropriate controls and safeguards are in place designed to prevent any proceeds of any Loan from being used contrary to clause (i) above.

SECTION 6.11 Intabex Covenant. Notwithstanding any other provision of this Agreement, Intabex hereby covenants and agrees with each Lender that from and after the date of this Agreement until the Payment in Full of the Obligations, unless the Required Lenders shall otherwise consent in writing:

(a) it shall not own or acquire any material assets (other than cash and cash equivalents) or engage in any material business or activity other than (i) the ownership of Equity Interests in its Subsidiaries (whensoever acquired) and activities incidental thereto, (ii) the maintenance of its corporate existence and activities incidental thereto, including general and corporate overhead, (iii) activities required to comply with applicable laws, (iv) the receipt of, or the making of, Restricted Payments, in each case, to the extent not prohibited by Section 6.01, (v) compliance with its obligations under the Loan Documents, (vi) activities incidental to legal, tax and accounting matters in connection with any of the foregoing activities, including without limitation the provision of management services to its Subsidiaries, entering into confidentiality agreements, and maintaining insurance, (vii) ordinary course intercompany transactions consistent with past practice that are permitted under this Agreement and not prohibited by paragraph (d) below; and (viii) the creation, incurrence, assumption or existence of any Indebtedness or other liabilities not prohibited by paragraph (b) or (c) below;

(b) it shall not create, incur, assume or otherwise be liable for any Indebtedness except (i) Indebtedness under the Loan Documents, (ii) any Guarantee of third-party Indebtedness of any of its Subsidiaries permitted under Section 6.01 that the Required Lenders have consented to in writing (which may be via e-mail), any liability of Intabex under and pursuant to a liability statement pursuant to section 2:403 sub f of the Dutch Civil Code (“403 verklaring”) and/or by Intabex or any of its Subsidiaries forming part of a “fiscal unity” (fiscal eenheid) in the Netherlands or equivalent tax groupings in other jurisdictions and (iii) ordinary course intercompany transactions not prohibited under this Agreement;

(c) it shall not create, incur, assume or permit to exist any Lien other than Liens created under the Loan Documents, non-consensual Liens, Permitted Liens under clause (20) of the definition thereof and Liens arising under law;

(d) it shall not, nor will it permit any of its Subsidiaries to, (i) sell, transfer, distribute, dividend or otherwise dispose of any Equity Interest in any such Subsidiary or (ii) consummate an Asset Sale constituting all or substantially all, or a material portion of, the assets of the any such Subsidiary to any Person other than to Intabex or a Subsidiary thereof unless the net proceeds of such sale, transfer or other disposition shall be reinvested in Intabex and its Subsidiaries as capital expenditures or Investments. For purposes of this Section 6.11(d), the term “Asset Sale” shall be determined without giving effect to clause (2) in the second paragraph of the definition thereof and the threshold set forth in clause (1) thereof shall be deemed to be $10 million rather than $20 million. Any transaction covered by this Section 6.11(d) that is made to an Affiliate other than to a Subsidiary of Intabex shall be on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate; and

(e) it shall not undertake an organizational restructuring with the primary purpose of creating a subsidiary that holds, directly or indirectly, substantially all of the Equity Interests in Subsidiaries and other assets held, directly or indirectly, by Intabex prior to such restructuring.

ARTICLE VII

Events of Default

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

SECTION 7.01 Payments. The Borrower shall (a) default in the payment when due of any principal of any Loan, or (b) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or any fees or any other amounts owing hereunder or under any other Loan Document; or

SECTION 7.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Loan Party herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect (or any respect, to the extent qualified by materiality or Material Adverse Effect) on the date as of which made or deemed made; or

SECTION 7.03 Covenants. The Borrower, any Parent Guarantor or any of their Subsidiaries shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 5.01(g), 5.03(b), 5.04 (solely with respect to the existence of the Borrower), or Article VI, or (b) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 7.01 or 7.02 or clause (a) or (b) above) and such default shall continue unremedied for a period of thirty days after the earlier of (i) the date on which such default shall first become known to any Responsible Officer of the Borrower or any other Loan Party or (ii) the date on which written notice thereof is given to the defaulting party by the Administrative Agent or the Required Lenders; or

SECTION 7.04 Default under Other Agreements. (a) The Borrower, any Parent Guarantor or any of their Subsidiaries shall (i) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its Stated Maturity (and, in the case of this clause (ii), any such default, event or condition arising under Indebtedness under foreign lines incurred pursuant to clause (xiv) of the definition of Permitted Debt continues uncured for a period of sixty days), or (b) any Indebtedness (other than the Obligations) of the Borrower, any Parent Guarantor or any of their Subsidiaries shall be declared to be (or shall become) due and payable prior to the Stated Maturity thereof; provided that it shall not be a Default or an Event of Default under this Section 7.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (a) and (b) is at least equal to the Threshold Amount; or

SECTION 7.05 Bankruptcy, etc. The Borrower, any Parent Guarantor or any of their Subsidiaries (other than Immaterial Subsidiaries) shall commence a voluntary case concerning itself under the Bankruptcy Code (or any equivalent foreign statute); or an involuntary case (including an expropriation, attachment, sequestration, distress or execution or an analogous process in any jurisdiction affecting any assets of the Borrower, any Parent Guarantor or any of their Subsidiaries) is commenced against the Borrower, any Parent Guarantor or any of their Subsidiaries (other than Immaterial Subsidiaries), and the petition, claim or process in the case of an involuntary case is not dismissed within sixty days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian, liquidator, receiver, administrative receiver, administrator, reconstructor, compulsory manager, or other similar officer is appointed for, or takes charge of, all or substantially all of the property of the Borrower, any Parent Guarantor or any of their Subsidiaries (other than Immaterial Subsidiaries), to operate all or any substantial portion of the business of the Borrower, any Parent Guarantor or any of their Subsidiaries (other than Immaterial Subsidiaries), or the Borrower, any Parent Guarantor or any of their Subsidiaries (other than Immaterial Subsidiaries) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration, creditor voluntary arrangement, receivership, composition, compromise, assignment or similar arrangement with creditors by reason of actual or anticipated financial difficulties or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower, any Parent Guarantor or any of their Subsidiaries (other than Immaterial Subsidiaries), or there is commenced against the Borrower, any Parent Guarantor or any of their Subsidiaries (other than Immaterial Subsidiaries) any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or the Borrower, any Parent Guarantor or any of their Subsidiaries (other than Immaterial Subsidiaries) is adjudicated insolvent or bankrupt; or any order of relief, moratorium or other order approving any such case or proceeding is entered; or the Borrower, any Parent Guarantor or any of their Subsidiaries (other than Immaterial Subsidiaries) makes a general assignment for the benefit of creditors; or any Business action is taken by the Borrower, any Parent Guarantor or any of their Subsidiaries (other than Immaterial Subsidiaries) for the purpose of effecting any of the foregoing; or

SECTION 7.06 ERISA.

(a) One or more ERISA Events shall have occurred;

(b) there is or arises an actual Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability);

(c) any material contribution required to made with respect to a Foreign Pension Plan has not been timely made; or

(d) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Parent Guarantor, any of their Subsidiaries or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans;

and the liability of any or all of the Borrower, any Parent Guarantor, any of their Subsidiaries and the ERISA Affiliates contemplated by the foregoing clauses (a), (b), (c) and (d), either individually or in the aggregate, has had, or could be reasonably expected to have, a Material Adverse Effect; or

SECTION 7.07 Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Senior Collateral Agent for the benefit of the Secured Parties (other than pursuant to the terms hereof) a perfected security interest in, and Lien on, all of the Collateral covered thereby, in favor of the Senior Collateral Agent, superior to and prior to the rights of all third Persons, and subject to no other Liens (except as permitted by Section 6.06), or any Loan Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

SECTION 7.08 Guaranties. The Guarantee Agreement or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guarantee Agreement or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guarantee Agreement; or

SECTION 7.09 Judgments. One or more judgments or decrees shall be entered against the Borrower, any Parent Guarantor or any of their Subsidiaries (other than an Immaterial Subsidiary) involving in the aggregate for the Borrower, the Parent Guarantors and their Subsidiaries (other than Immaterial Subsidiaries) a liability (to the extent not paid or not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of ninety consecutive days, and the aggregate amount of all such judgments equals or exceeds the Threshold Amount; or

SECTION 7.10 Change of Control. A Change of Control shall occur; or

SECTION 7.11 Intercreditor Agreements. The Intercreditor Agreements or any material provision thereof shall cease to be in full force or effect (except in accordance with its terms), any parties Loan Party thereto shall deny or disaffirm their respective obligations thereunder;

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Loan Party (provided that, if any Event of Default specified in Section 7.05 shall occur, the result which would occur upon the giving of notice by the Administrative Agent as specified in clause (a) below shall occur automatically without the giving of any such notice): (a) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; (b) enforce, as Senior Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (c) enforce the Guarantee Agreement.

ARTICLE VIII

The Administrative Agent and the Senior Collateral Agent

SECTION 8.01 The Administrative Agent and the Senior Collateral Agent.

(a) Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Senior Collateral Agent (both in its capacity as (x) shared collateral agent for the Secured Parties pursuant to the Security Documents, together with its successors and assigns in such capacity and (y) in its capacity as collateral agent under the Tabak Dutch Pledge and the Brazilian Fiduciary Assignment, together with its successors and assigns in such capacity, as applicable, as their agents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

(b) The provisions of this Article VIII are solely for the benefit of Agents and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Loan Parties or any of their respective Subsidiaries.

(c) Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower, any Parent Guarantor or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Senior Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable (nor shall any Lender or Loan Party have any right of action whatsoever against any Agent) for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

(d) Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under the Bankruptcy Code or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) The Agents are not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it. The Agents shall not be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interest created hereunder or pursuant to any other security documents pertaining to this matter nor shall it be obligated to make any investigation into, and shall be entitled to assume, the adequacy and fitness of any security interest created hereunder or pursuant to any other security document pertaining to this matter. In no event shall the Agents be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if such loss or damage was foreseeable or it has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall the Agents be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

(f) Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their activities as Agent.

(g) Subject to the following sentence, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld, conditioned or delayed) of the Borrower, to appoint a successor; provided that during the existence and continuation of an Event of Default pursuant to Sections 7.01 or 7.05, no consent of the Borrower shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retirement of the retiring Agent shall become effective on such 30th day and the retiring Agent may (but shall not have any obligation to do so), on behalf of the Lenders, appoint a successor Agent and, so long as no Event of Default pursuant to Sections 7.01 or 7.05 shall have occurred and be continuing, reasonably acceptable to the Borrower. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent. If the Administrative Agent or the Senior Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its assets to, another entity, the successor entity without any further act will be the successor Administrative Agent or Senior Collateral Agent, as applicable. The rights of the Lenders set forth in this paragraph shall be subject to the Intercreditor and Collateral Agency Agreement.

(h) Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.02 Erroneous Payments.

(a) Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (such notification, an “Erroneous Payment Notice”), whether as a payment, prepayment or repayment of principal, interest, fees or otherwise (individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), provided that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a)(i) with respect to an Erroneous Payment unless such demand is made within two Business Days of the date of receipt of such Erroneous Payment by the applicable Lender, such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar theory or doctrine. An Erroneous Payment Notice made by the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives a payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent, (y) that was not preceded or accompanied by notice of payment, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, it shall be on notice that an error has been made. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The parties hereto hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s rights and remedies under this Section 8.02), the Administrative Agent shall be subrogated to all the rights of such Lender under the Loan Documents with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except to the extent such Erroneous Payment (or any portion thereof) is made with funds received by the Administrative Agent from the Borrower or any other Loan Party or the proceeds of the Collateral; provided that this Section 8.02 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent.

(d) In addition to any rights and remedies of the Administrative Agent provided by law, the Administrative Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender or to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 8.02 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or any of its Affiliate, branch or agency thereof to or for the credit or the account of such Lender. The Administrative Agent agrees promptly to notify the Lender after any such setoff and application made by the Administrative Agent; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(e) Each party’s obligations under this Section 8.02 shall survive the resignation or replacement of the Administrative Agent or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by fax or other electronic transmission (in PDF format) as follows:

(a) if to the Borrower, to it at 8001 Aerial Center Parkway, Morrisville, NC, 27560, Attention of Flavia Landsberg, Email:flandsberg@pyxus.com; and

(b) if to the Administrative Agent or the Senior Collateral Agent, to Alter Domus (US) LLC, 225 W. Washington St., 9th Floor, Chicago IL 60606 Attention of Steve Lenard, Email: cpcagency@alterdomus.com and legal_agency@alterdomus.com; and

(c) if to a Lender, to it at its address (email or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or other electronic transmission (in PDF format) on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of foreign, United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information (as defined below), they shall be treated as set forth in Section 9.17); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (A) the Loan Documents, (B) any notification of changes in the terms of the Credit Facility and (C) all information delivered pursuant to Sections 5.01(b), (c), and (f).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including foreign, United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of foreign, United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR

CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Each Agent agrees that the receipt of communications by such Agent at its e-mail address set forth above shall constitute effective delivery of the communications to such Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the communications have been posted to the Platform shall constitute effective delivery of the communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of either Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. The provisions of Sections 2.14, 2.16, 2.20, 9.05 and 9.17 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Senior Collateral Agent or any Lender.

SECTION 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04 Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Senior Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it), with notice to the Borrower and the prior written consent of the Administrative Agent and the Borrower (not to be unreasonably withheld, conditioned or delayed); provided, however, that (i) the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be not less than $1,000,000 (or, in any case, if less, the entire remaining amount of such Lender’s Loans) without the prior written consent of the Administrative Agent and the Borrower (provided, that the consent of the Borrower shall not be required after the occurrence and during the continuance of any Event of Default referred to in Sections 7.01 or 7.05), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent and will not apply in the case of an assignment by a Lender to an Approved Fund that is managed by such Lender or an Affiliate of such Lender or by an entity or an Affiliate of an entity that administers or manages such Lender), (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms, and (iv) all documents reasonably requested by the Administrative Agent pursuant to anti-money laundering rules and regulations. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any fees accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Loans are as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower, any Parent Guarantor or any of their Subsidiaries or the performance or observance by the Borrower, any Parent Guarantor or any of their Subsidiaries of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee and is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Senior Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Senior Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Senior Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Senior Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Senior Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 9.04(d), and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its Related Parties shall constitute an “Indemnitee” hereunder and be indemnified in accordance with Section 9.05(b) hereunder in connection with serving in such capacity.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 (subject to the requirements and limitations therein including the requirements under Section 2.20(e)) to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation), it being understood that the tax forms required under Section 2.20(e) shall be delivered to the participating Lender and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or person has an interest, or releasing any Guarantor (other than pursuant to the terms thereof or in connection with the sale of such Guarantor in a transaction permitted by

Section 6.04) or all or substantially all of the Collateral). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21 with respect to any participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Loans or its other obligations under any Loan Document) to any person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.17.

(h) Any Lender may at any time pledge or assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any investor, potential investor, rating agency, commercial paper dealer, collateral manager, servicer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(k) Each Lender may assign to any Parent Guarantor, the Borrower or any of their Subsidiaries all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it) (each a “Permitted Loan Purchase”); provided, however, that (i) the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be not less than $100,000 (or, in any case, if less, the entire remaining amount of such Lender’s Loans) without the prior written consent of the Administrative Agent, (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or via email and (iii) the assignee shall deliver to the Administrative Agent all documents reasonably requested by the Administrative Agent pursuant to anti-money laundering rules and regulations. Each Permitted Loan Purchase shall, for purposes of this Agreement be deemed to be an automatic and immediate cancellation and extinguishment of such Loans and the Borrower shall, upon consummation of any Permitted Loan Purchase, notify the Administrative Agent that the Register be updated to record such event as if it were a prepayment of such Loans.

(l) Upon acceptance and recording of a Permitted Loan Purchase pursuant to paragraph (k) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any fees accrued for its account and not yet paid).

(m) Notwithstanding anything to the contrary in this Agreement, any Permitted Loan Purchase may be made at a discount and on a non-pro rata basis, as determined by the assigning Lender and the assignee.

SECTION 9.05 Expenses; Indemnity.

(a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by (i) the Administrative Agent, the Senior Collateral Agent and the Lenders in connection with the preparation and consummation of this Agreement and the other Loan Documents or in connection with the consummation of the Transactions, including the fees, charges and disbursements of Wachtell, Lipton, Rosen & Katz, Morris Nichols Arsht & Tunnell

LLP, Macfarlanes LLP, De Brauw Blackstone Westbroek N.V. and Barbosa, Müssnich & Aragão Advogados, (ii) the Administrative Agent and the Senior Collateral Agent in connection with the administration hereof and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof, including the fees, charges and disbursements of one counsel in each relevant additional jurisdiction (and any such additional counsel, if necessary, as a result of actual or potential conflicts of interest) for the Administrative Agent and the Senior Collateral Agent, and (iii) the Administrative Agent, the Senior Collateral Agent and the Lenders in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.05, including in connection with any action, litigation, or other dispute or proceeding related to the Transactions, and, in connection with any such enforcement or protection, the fees, charges and disbursements of one counsel in each relevant additional jurisdiction (and any such additional counsel, if necessary, as a result of actual or potential conflicts of interest) for the Administrative Agent, the Senior Collateral Agent and the Lenders.

(b) The Borrower agrees to indemnify the Administrative Agent, the Senior Collateral Agent, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related reasonable out-of-pocket expenses, including reasonable fees, charges and disbursements of one counsel in each relevant jurisdiction (and any such additional counsel, if necessary, as a result of actual or potential conflicts of interest) for all Indemnitees, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions or any related transaction and the other transactions contemplated thereby, or, in the case of the Administrative Agent or the Senior Collateral Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower, any Parent Guarantor or any of their Subsidiaries, or any Environmental Claim related in any way to the Borrower, the Parent Guarantors or any of their Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted primarily from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or (2) a material breach of the obligations under this Agreement of such Indemnitee or any of such Indemnitee’s Affiliates or of any of its or their respective officers, directors, employees, agents, advisors or other representatives of the foregoing under this Agreement (as determined by a court of competent jurisdiction in a final and nonappealable decision) (excluding, in each case of clauses (1) and (2), for the avoidance of doubt, any Indemnitee’s participation in the Transactions) or (y) result from any proceeding (other than a proceeding against a party hereto acting pursuant to this Agreement or in its capacity as such or of any of its Affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing) solely between or among Indemnitees not arising from any act or omission of a Loan Party or any of its Affiliates.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Senior Collateral Agent under paragraph (a) or (b) of this Section 9.05, each Lender severally agrees to pay to the Administrative Agent or the Senior Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Senior Collateral Agent (or any sub-agent of the foregoing) in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Loans at the time.

(d) To the extent permitted by applicable law, neither the Borrower nor any Indemnitee shall assert, and each hereby waives, any claim against any Indemnitee or the Borrower and each of their respective Affiliates, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any Loan Document or other agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof; provided, that nothing contained in this sentence shall limit the Borrower’s indemnification obligations above to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification hereunder

(e) No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the Transactions.

(f) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Senior Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable, within 30 days of written demand therefor with a reasonably detailed summary of the amounts claimed.

SECTION 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender or an Affiliate of such Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or an Affiliate of such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, provided that at such time such obligations are due or payable. The rights of each Lender and Affiliates of such Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender or an Affiliate of such Lender may have. Notwithstanding anything to the contrary contained herein or in any other Loan Document, each Secured Party expressly waives its right of setoff (and any similar right including bankers’ liens) with respect to all lockboxes, deposit accounts and other cash management accounts maintained by any grantor and into which any collections for Government Accounts are deposited. For purposes hereof, “Government Accounts” means all accounts on which any federal or state government unit or any intermediary for any federal or state government unit is the obligor.

SECTION 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Senior Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Senior Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as otherwise provided herein, neither this Agreement nor any provision hereof, may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or date for the payment of any interest on any Loan, extend the date for payment of any fees or waive or excuse any such payment or any part thereof, decrease the rate of interest on any Loan or reduce the amount of any fee payable hereunder, without the prior written consent of each Lender directly adversely affected thereby, (ii) amend or modify the pro rata requirements of Section 2.17, the sharing provisions of Section 2.18, the provisions of Section 9.04(j) or the provisions of this Section 9.08 or release all or substantially all of the value of the Guarantors (other than pursuant to the terms hereof or thereof or in connection with the sale of such Guarantor in a transaction permitted by Section 6.04) or all or substantially all of the Collateral (or subordinate the Liens in favor of the Senior Collateral Agent on all or substantially all of the Collateral), without the prior written consent of each Lender, (iii) [reserved], (iv) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC, (v) reduce the percentage contained in the definition of the term “Required Lenders,” or impose additional restrictions on the ability of the Lenders to assign their rights and obligations under the Loan Documents, without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders), (vi) [Reserved] or (vii) reduce the number or percentage of the Lenders required to consent, approve or otherwise take any action under the Loan Documents without the prior written consent of each Lender affected thereby; provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Senior Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Senior Collateral Agent; (B) the Borrower and the Administrative Agent may amend or supplement this Agreement and any other Loan Documents, without the consent of any Lender, in order to (x) cure an obvious error or any error or omission of a technical or immaterial nature, (y) cause any other Loan Documents to be consistent with this Agreement or (z) in accordance with Section 6.04; and (C) the Borrower and the Administrative Agent may amend or supplement this Agreement and any other Loan Documents with the consent of the applicable Incremental Term Lenders in accordance with Section 2.13.

SECTION 9.09 Certain Releases of Guarantees and Security Interests.

(a) Subject to the terms of the Intercreditor Agreements, upon the closing of any sale, transfer or other disposition of all of the Equity Interests of any Guarantor permitted pursuant to this Agreement (to any Person other than New Pyxus Topco, the Company or any Subsidiary thereof), (i) the obligations of such Guarantor pursuant to the Guarantee Agreement shall automatically be discharged and released without any further action by the Senior Collateral Agent or any Lender and the Senior Collateral Agent shall release its security interest in all Collateral of such Guarantor, and (ii) the Administrative Agent and the Lenders will, upon the reasonable request and at the sole expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Senior Collateral Agent which may reasonably be required to evidence such discharge and release, all without representation, recourse or warranty.

(b) Subject to the terms of the Intercreditor Agreements, upon the closing of any sale, transfer or other disposition of Equity Interests of any Guarantor or any other Subsidiary of the Borrower or Parent Guarantor permitted pursuant to this Agreement (to any Person other than a Guarantor (or Person required to be a Guarantor hereunder), (i) the Senior Collateral Agent shall release to the Borrower, any Parent Guarantor or any Subsidiary Guarantor, as applicable without representation, warranty or recourse, express or implied, the pledged Equity Interests issued by such Guarantor and any pledged Equity Interests issued by any other Subsidiary, as applicable, held by such Guarantor and (ii) the Senior Collateral Agent will, upon the request and at the sole expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Senior Collateral Agent which may reasonably be required to evidence such release.

(c) If New Pyxus Topco shall reasonably determine at any time after the Closing Date that (x) the provision or maintenance of a Guarantee by any Foreign Guarantor would reasonably be expected to result in material adverse tax consequences to the Borrower, any Parent Guarantor or their Subsidiaries as evidenced by a written notice to the Senior Collateral Agent, (i) the Senior Collateral Agent shall discharge and release (A) the obligations of such Foreign Guarantor pursuant to the Guarantee Agreement without any further action by any Lender and (B) the security interest of the Senior Collateral Agent in all Collateral of such Foreign Guarantor without any further action by any Lender or (y) the provision or maintenance of a grant of a security interest in any Collateral of any Foreign Guarantor to secure the Obligations would reasonably be expected to result in material adverse tax consequences to the Borrower, any Parent Guarantor or their Subsidiaries, as evidenced by a written notice to the Senior Collateral Agent, the Senior Collateral Agent shall discharge and release the security interest of the Senior Collateral Agent in such Collateral without any further action by any Lender. In connection with the foregoing, the Administrative Agent and/or the Senior Collateral Agent, as applicable, will, upon the request and at the sole expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Administrative Agent or the Senior Collateral Agent, as applicable, which may reasonably be required to evidence such release.

(d) The Senior Collateral Agent will, upon the request and at the sole expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Senior Collateral Agent which may be reasonably be required to discharge and release, all without representation, recourse or warranty, any Lien on any Collateral granted to or held by the Senior Collateral Agent under any Loan Document (i) upon Payment in Full of the Obligations, (ii) that is sold, transferred or otherwise disposed of or to be sold, transferred or otherwise disposed of as part of or in connection with any sale, transfer or other disposition permitted hereunder to a person other than the Borrower or any Guarantor, and upon consummation by the

Borrower, any Parent Guarantor or any of their Subsidiaries of any such sale, transfer or other disposition, any Lien granted by the Borrower, such Parent Guarantor or such Subsidiary Guarantor under the Loan Documents on such Collateral shall automatically be discharged and released, and (iii) that is released in accordance with the terms and conditions set forth in this Section 9.09 or in any Security Document granting such Lien, and the Senior Collateral Agent and the Lenders will, upon the request and at the sole expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Senior Collateral Agent which may reasonably be required to evidence such discharge and release, all without representation, recourse or warranty.

(e) The Lenders hereby irrevocably authorize each of the Agents, at their option and in their discretion, to take the actions described in this Section 9.09. Upon request by any Agent at any time, the Borrower shall deliver a certificate to such Agent stating that any sale, transfer or other disposition described in this Section 9.09 is permitted under the Loan Documents. Upon request by any Agent at any time, the Required Lenders will confirm in writing the Agents’ authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations, in each case pursuant to this Section 9.09. The Agents shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Senior Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 9.10 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.10 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.11 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Senior Collateral Agent and the Lenders any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED,

EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.14 Counterparts; Electronic Execution of Assignments and Certain Other Documents.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each of the Loan Parties to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Loan Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Loan Parties, the Administrative Agent and each of the Secured Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Each of the Loan Parties, the Administrative Agent and each of the Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

SECTION 9.15 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.16 Jurisdiction; Consent to Service of Process.

(a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment (in each case other than with respect to any Security Document to the extent expressly provided otherwise therein), and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court (in each case other than with respect to any Security Document to the extent expressly provided otherwise therein). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Senior Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) Without limiting the foregoing, each of the Loan Parties (other than any Loan Party organized under the laws of the United States or any State thereof or the District of Columbia) irrevocably designates, appoints and empowers as of the Closing Date, the Borrower (the “Process Agent”), with an office on the Closing Date at 8001 Aerial Center Parkway, Morrisville, NC, 27560, as its authorized designee, appointee and agent to receive, accept and acknowledge on its behalf and for its property, service of copies of the summons and complaint and any other process which may be served in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party or for recognition and enforcement of any judgment in respect thereof; such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Process Agent at the Process Agent’s above address, and each such Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each of the Loan Parties (other than any Loan Party organized under the laws of the United States or any State thereof or the District of Columbia) further agrees to take any and all such action as may be necessary to maintain the designation and appointment of the Process Agent in full force in effect for a period of three years following the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder (other than contingent amounts not then due and payable); provided, that if the Process Agent shall cease to act as such, each such Loan Party agrees to promptly designate a new authorized designee, appointee and agent in New York City on the terms and for the purposes reasonably satisfactory to the Administrative Agent hereunder.

SECTION 9.17 Confidentiality. Each of the Administrative Agent, the Senior Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel, numbering, administration and settlement service providers, and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.17, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, any Parent Guarantor or any of their Subsidiaries or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.17. For the purposes of this Section 9.17, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Senior Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that any Lender, the Administrative Agent or the Senior Collateral Agent shall use commercially reasonable efforts give the Borrower prior notice of any disclosure pursuant to clause (c) to the extent permissible and reasonably practicable, except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority. Any person required to maintain the confidentiality of Information as provided in this Section 9.17 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

SECTION 9.18 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, the Parent Guarantors and their Subsidiaries and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower, the Parent Guarantors and their Subsidiaries in accordance with the USA PATRIOT Act.

SECTION 9.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

The following terms shall for purposes of this Section 9.19 have the meanings set forth below:

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, transfer or dilute shares issued by a UK Financial Institution, to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 9.20 No Fiduciary Relationship. The Borrower and each Parent Guarantor, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Parent Guarantors, their Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Senior Collateral Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Senior Collateral Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Senior Collateral Agent, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and their Affiliates, and none of the Administrative Agent, the Senior Collateral Agent, the Lenders and their Affiliates has any obligation to disclose any of such interests to the Borrower or any of their Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Senior Collateral Agent, the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.21 Intercreditor Agreements. This Agreement and the provisions of each other Loan Document are subject to the terms, conditions and benefits set forth in the Intercreditor Agreements. The Borrower and each Guarantor consents to, and agrees to be bound by, the terms of each Intercreditor Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms thereof. Each Lender (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of any Intercreditor Agreement and (b) authorizes and instructs the Senior Collateral Agent on behalf of each Secured Party to enter into each Intercreditor Agreement as the Senior Collateral Agent on behalf of such Secured Parties. All Obligations hereunder and all obligations of the Borrower and the Guarantors under the Loan Documents (including without limitation the Pledge and Security Agreement) constitute “Term/Note Claims” under the ABL Intercreditor Agreement and “Senior Obligations” under the Intercreditor and Collateral Agency Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have cause their duly authorized officers to execute and deliver this Agreement as of the date first written above.

PYXUS HOLDINGS, INC.

By:	/s/ Tomas Grigera
Name:	Tomas Grigera
Title:	Vice President and Treasurer

PYXUS INTERNATIONAL, INC.

By:	/s/ Tomas Grigera
Name:	Tomas Grigera
Title:	Vice President and Treasurer

PYXUS PARENT, INC.

By:	/s/ Tomas Grigera
Name:	Tomas Grigera
Title:	Vice President and Treasurer

INTABEX NETHERLANDS B.V.

By:	/s/ Tomas Grigera
Name:	Tomas Grigera
Title:	Authorized Person

ALTER DOMUS (US) LLC, as Administrative Agent and Senior Collateral Agent

By:	/s/ Winnalynn N. Kantaris
Name:	Winnalynn N. Kantaris
Title:	Associate General Counsel

[Signature Page to New Intabex Credit Agreement]

[Creditor Parties’ signature pages on file with the Borrower]

[Signature Page to New Intabex Credit Agreement]